UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LAM RESEARCH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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September 19, 2011

Dear Lam Research Stockholders,

We cordially invite you to attend, in person or by proxy, the Lam Research Corporation 2011 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, November 3, 2011, at 11:00 a.m. local time at the principal executive offices of Lam Research Corporation, which are located at 4650 Cushing Parkway, Fremont, California 94538. You may also listen to the annual meeting via webcast by clicking on the Calendar/Webcasts link at http://investor.lamresearch.com.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item		Board Recommendation

Proposal No. 1:	Election of directors	FOR

Proposal No. 2:	Advisory vote on fiscal year 2011 executive compensation (“Say on Pay”)	FOR

Proposal No. 3:	Advisory vote on frequency of executive compensation vote	FOR ONE YEAR

Proposal No. 4:	Ratification of the appointment of independent registered public accounting firm for fiscal year 2012	FOR

Please refer to the proxy statement for detailed information about the annual meeting and each of the proposals, as well as voting instructions. Your vote is important, and we strongly urge you to cast your vote via the internet, phone or mail.

Sincerely yours,

Lam Research Corporation

/s/ JAMES W. BAGLEY

James W. Bagley

Chairman of the Board

4650 Cushing Parkway

Fremont, California 94538

Telephone: 510-572-0200

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME	Thursday, November 3, 2011 at 11:00 a.m. local time
PLACE	Principal executive offices of Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538
INTERNET	Listen to the annual meeting online by clicking on the Calendar/Webcasts link at http://investor.lamresearch.com. The proxy materials are also available at that website and at www.proxyvote.com.
AGENDA	Vote on Proposal No. 1:	Election of directors to serve for the ensuing year, and until their respective successors are elected and qualified

	Vote on Proposal No. 2:	Advisory vote on fiscal year 2011 executive compensation (“Say on Pay”)

	Vote on Proposal No. 3:	Advisory vote on frequency of executive compensation vote

	Vote on Proposal No. 4:	Ratification of the appointment of independent registered public accounting firm for the fiscal year ending June 24, 2012
Transact other business that may properly come before the annual meeting (including any adjournment or postponement)
RECORD DATE	September 9, 2011. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the annual meeting.
VOTING

Please vote as soon as possible, even if you plan to attend the annual meeting in person. You have three options for submitting your vote before the annual meeting: by the internet, phone or mail. The proxy statement and the accompanying proxy card provide detailed voting instructions.

By Order of the Board of Directors

/s/ George M. Schisler, Jr.

George M. Schisler, Jr.

Secretary

This proxy statement is first being made available and/or mailed to our stockholders on or about September 19, 2011

LAM RESEARCH CORPORATION

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 3, 2011

LAM RESEARCH CORPORATION

PROXY STATEMENT FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

Our board of directors solicits your proxy for the 2011 Annual Meeting of Stockholders and any adjournment or postponement of the meeting, for the purposes described in the “Notice of 2011 Annual Meeting of Stockholders.” The table below shows important details about the annual meeting and voting. We use the terms “Lam Research,” the “Company,” “we,” “our,” “Lam’s,” and “us” in this proxy statement to refer to Lam Research Corporation, a Delaware corporation.

Record Date	September 9, 2011. Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the annual meeting.
Shares Outstanding	122,656,511 shares of common stock were outstanding as of the Record Date.
Quorum	A majority of shares outstanding on the Record Date constitutes a quorum. A quorum is required to transact business at the annual meeting.
Inspector of Elections	The Company will appoint an inspector of elections to determine whether a quorum is present. The inspector will also tabulate the votes cast by proxy or at the annual meeting.
Effect of Abstentions and Broker Non-Votes

Shares voted “abstain” and broker non-votes (shares held by brokers that do not receive voting instructions from the beneficial owner of the shares, and do not have discretionary authority to vote on a matter) will be counted as present for purposes of determining whether we have a quorum. For purposes of voting results, abstentions and broker non-votes will not be counted.

Voting by Proxy	Stockholders may vote by internet, phone, or mail, per the instructions on the accompanying proxy card.
Voting at the Meeting

Stockholders can vote in person during the meeting. Stockholders of record will be on a list held by the inspector of elections. Each beneficial owner (an owner who is not the record holder of their shares) must obtain a proxy from the beneficial owner’s brokerage firm, bank, or the stockholder of record holding such shares for the beneficial owner, and present it to the inspector of elections with a ballot. Voting in person by a stockholder as described here will replace any previous votes of that stockholder submitted by proxy.

Changing Your Vote

Stockholders of record may change their votes by revoking their proxies. This may be done at any time before the polls close by (a) submitting a later-dated proxy by the internet, telephone or mail, (b) submitting a vote in person at the annual meeting, or (c) delivering voting instructions to our corporate secretary before the annual meeting (to the attention of George M. Schisler, Jr., Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538). If a beneficial owner holds shares through a bank or brokerage firm, or another stockholder of record, the beneficial owner must contact the stockholder of record in order to revoke any prior voting instructions.

Voting Instructions

If a stockholder completes and submits proxy voting instructions, the people named on the proxy card as proxy holders (the “Proxy Holders”) will follow the stockholder’s instructions. If a stockholder submits proxy voting instructions but does not include voting instructions for each item, the Proxy Holders will vote as the board recommends on each item for which the stockholder did not include an instruction. The Proxy Holders will vote on any other matters properly presented at the annual meeting in accordance with their best judgment.

Voting Results	We will announce preliminary results at the annual meeting. We will report final voting results at http://investor.lamresearch.com and in a Form 8-K to be filed shortly after the annual meeting.
Availability of Proxy Materials

We mailed this proxy statement and the accompanying proxy card and 2011 Annual Report to stockholders entitled to vote at the annual meeting who have designated a preference for a printed copy beginning on September 19, 2011.

We have also provided our stockholders access to our proxy materials over the internet in accordance with rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”). These materials are available on our website at http://investor.lamresearch.com and at www.proxyvote.com. We will furnish, without charge, a printed copy of these materials and our 2011 Annual Report (including exhibits) on request by phone (510-572-1615), by mail (to Investor Relations, 4650 Cushing Parkway, Fremont, California 94538), or by email (to investor.relations@lamresearch.com).

A Notice of Internet Availability of Proxy Materials will be mailed beginning on September 19, 2011 to all stockholders entitled to vote at the meeting. The notice will have instructions for stockholders on how to access our proxy materials via a website and how to request that a printed copy of the proxy materials be mailed to them. The notice will also have instructions on how to elect to receive all future proxy materials electronically or in printed form. If you choose to receive future proxy materials electronically, you will receive an email each year with instructions on how to access the proxy materials and proxy voting site.

Proxy Solicitation Costs

The Company will bear the cost of all proxy solicitation activities. Our directors, officers and other employees may solicit proxies personally or by telephone, email or other communication means, without any cost to Lam Research. In addition, we have retained Phoenix Advisory Partners to assist in obtaining proxies by mail, facsimile or email from brokers, bank nominees and other institutions for the annual meeting. The estimated cost of such services is $8,500 plus out-of-pocket expenses. Phoenix Advisory Partners may be contacted at 110 Wall Street, 27th Floor, New York, New York 10005. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules.

OTHER MEETING INFORMATION

Voting on Proposals

Pursuant to Proposal No. 1, board members will be elected at the annual meeting to fill ten seats on the board under a “majority vote” standard. The majority voting standard means that, even though there are ten nominees for the ten board seats, a nominee will be elected only if he or she receives an affirmative “for” vote from stockholders owning, as of the Record Date, at least a majority of the shares present and voted at the meeting in such nominee’s election by proxy or in person. Each stockholder may cast one vote (“for” or “withhold”), per share held, for each of the ten nominees. Stockholders may not cumulate votes in the election of directors.

Each share is entitled to one vote on Proposals No. 2, 3 and 4. Votes may be cast “for,” “against” or “abstain” on Proposals 2 and 4. Votes may be cast “for” one of the three proposed frequencies (every one, two, or three years) or “abstain” on Proposal No. 3.

The stockholder advisory vote on Proposal No. 3 will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of “for” votes will be considered the advisory vote of our stockholders. Abstentions and broker non-votes will not count as votes cast “for” any frequency choice and will have no direct effect on the outcome of this proposal.

If a stockholder votes by means of the proxy solicited by this proxy statement and does not instruct the Proxy Holders how to vote, the Proxy Holders will vote: “for” all individuals nominated by the board; “for” approval, on an advisory basis, of the fiscal year 2011 compensation of the Company’s named executive officers; “for” a frequency of one year for the advisory vote on compensation of the Company’s named executive officers; and “for” the ratification of Ernst & Young as the Company’s independent registered public accounting firm.

If you choose to vote in person, you will have an opportunity to do so at the annual meeting. You may either bring your proxy card to the annual meeting, or if you do not bring your proxy card, the Company will pass out written ballots to anyone who was a stockholder as of the Record Date. As noted above, if you are a beneficial owner (an owner who is not the record holder of their shares), you will need to obtain a proxy from your brokerage firm, bank, or the stockholder of record holding shares on your behalf.

Voting by 401(k) Plan Participants

Each employee participant in Lam’s Savings Plus Plan, Lam Research 401(k) (the “401(k) Plan”) who held unitized interests in the Company’s common stock in his or her personal 401(k) Plan account as of the Record Date will receive this proxy statement, so that each participant may vote, by proxy, his or her interest in the Company’s common stock as held by the 401(k) Plan. The 401(k) Plan trustee, or the Company’s Savings Plus Plan, Lam Research 401(k) Committee as the 401(k) Plan administrator, will aggregate and vote proxies in accordance with the instructions in the proxies of employee participants that they receive.

Stockholder Accounts Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Lam Research stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our proxy statement and annual report unless one of the stockholders notifies our investor relations department that they want to receive separate copies. This procedure reduces duplicate mailings and therefore saves printing and mailing costs, as well as natural resources. Stockholders who participate in householding will continue to have access to all proxy materials at http://investor.lamresearch.com, as well as the ability to submit separate proxy voting instructions for each account through the internet or by phone.

Stockholders may request separate copies of the proxy materials for multiple accounts holding Lam Research stock by contacting the Company by phone (510-572-1615), by mail (to Investor Relations, 4650 Cushing Parkway, Fremont, California 94538) or by email (to investor.relations@lamresearch.com). Stockholders may also request consolidation of proxy materials mailed to multiple accounts at the same address.

Stockholder-Initiated Proposals and Nominations for 2012 Annual Meeting

Proposals submitted under SEC rules. Stockholder-initiated proposals (other than director nominations) may be eligible for inclusion in our proxy statement for next year’s 2012 Annual Meeting (in accordance with SEC Rule 14a-8) and for consideration at the annual meeting. The Company must receive a stockholder proposal no later than June 13, 2012 for the proposal to be eligible for inclusion. Any stockholder interested in submitting a proposal or nomination is advised to contact legal counsel familiar with the detailed securities law requirements for submitting proposals or nominations for inclusion in a company’s proxy statement.

Proposals and nominations under Company bylaws. Stockholders may also submit proposals for consideration, and nominations of director candidates for election, at the annual meeting by following certain requirements set forth in our bylaws. The current applicable provisions of our bylaws are described below. Proposals will not be eligible for inclusion in the Company’s proxy statement unless they are submitted in compliance with then applicable SEC rules; however, they will be presented for discussion at the annual meeting if the requirements established by our bylaws for stockholder proposals and nominations have been satisfied. Under current SEC rules, stockholder nominations for directors are not eligible for inclusion in the Company’s proxy materials.

Our bylaws establish requirements for these stockholder proposals and nominations to be discussed at the annual meeting even though they are not included in our proxy statement. Assuming that the 2012 Annual Meeting takes place at roughly the same date next year as the 2011 Annual Meeting (and subject to any change in our bylaws—which would be publicly disclosed by the Company—and to any provisions of then-applicable SEC rules), the principal requirements for the 2012 Annual Meeting would be as follows:

For proposals and for nominations:

•

A stockholder of record (“the Stockholder”) must submit the proposal or nomination in writing; it must be received by the Secretary of the Company no earlier than July 20, 2012, and no later than August 20, 2012;

•

The Stockholder’s notice to the secretary of a proposal or nomination must state for each of the Stockholder and the beneficial owner of Company common stock, if any, on behalf of whom the proposal or nomination is being made (a “Beneficial Owner”):

•	the name and record address of the Stockholder and the Beneficial Owner;

•	the class, series and number of shares of capital stock of the Company that are owned beneficially or of record by the Stockholder and the Beneficial Owner;

•

a description of any options, warrants, convertible securities, or similar rights held by the Stockholder or the Beneficial Owner with respect to the Company’s stock, and any other opportunities by the Stockholder or the Beneficial Owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, including through a general or limited partnership or ownership interest in a general partner;

•	a description of any proxies, contracts, or other voting arrangements to which the Stockholder or the Beneficial Owner is a party concerning the Company’s stock;

•	a description of any short interest held by the Stockholder or the Beneficial Owner in the Company’s stock;

•	a description of any rights to dividends separated or separable from the underlying shares of the Company to which the Stockholder or the Beneficial Owner are entitled;

•

any other information relating to the Stockholder or the Beneficial Owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations pursuant thereto; and

•

a statement whether or not the Stockholder or the Beneficial Owner will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the Company required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Company reasonably believed by the Stockholder or the Beneficial Owner, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the Stockholder or Beneficial Owner under a majority voting standard.

Additionally, for nominations, the notice must:

•

Set forth, as to each person whom the Stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act;

•	Be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and

•

Be accompanied by a statement whether such person, if elected, intends to tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection at the next meeting at which such person would face reelection and upon acceptance of such resignation by the board, in accordance with our corporate governance guidelines.

Additionally, for proposals, the notice must set forth a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and the Beneficial Owner, if any, on whose behalf the proposal is made.

For a full description of the requirements for submitting a proposal or nomination, see the Company’s bylaws. Submissions or questions should be sent to: George M. Schisler, Jr., Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

A board of ten directors is to be elected at the 2011 Annual Meeting. In general, the ten nominees who receive the highest number of “for” votes will be elected. However, any nominee who fails to receive affirmative approval from holders of a majority of the votes cast in such nominee’s election at the annual meeting, either by proxy or in person, will not be elected to the board, even if he or she is among the top ten nominees in total “for” votes. This requirement reflects the majority vote provisions implemented by the Company in November 2009. The term of office of each person elected as a director will be for the ensuing year, and until his or her successor is elected and qualified.

Unless otherwise instructed, the Proxy Holders will vote the proxies received by them for the ten nominees named below, each of whom is currently a director of the Company. The proxies cannot be voted for more than ten nominees, whether or not there are additional nominees. If any nominee of the Company should decline or be unable to serve as a director as of the time of the annual meeting, the proxies will be voted for any substitute nominee designated by the present board of directors to fill the vacancy. The Company is not aware of any nominee who will be unable, or will decline, to serve as a director.

The individuals in the table below who are shown as nominees for reelection have been nominated for election to the board of directors in accordance with the criteria and procedures discussed below in “Corporate Governance.”

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW.

The following table sets forth certain information concerning the nominees to the board, and their qualifications to serve:

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
James W. Bagley, age 72 Nominee for reelection Chairman

Mr. Bagley is the Chairman of the Board of Directors, a position he has held since 1998. He served as Executive Chairman from 2005 to 2010. From 1997 until 2005, Mr. Bagley also served as the Company’s Chief Executive Officer.

Mr. Bagley joined Lam’s board following the 1997 merger of Lam Research and OnTrak Systems, Inc., a supplier of silicon chip cleaning equipment where Mr. Bagley served as Chairman and Chief Executive Officer prior to the merger. He was formerly Chief Operating Officer and Vice Chairman of the Board of Applied Materials, Inc., a provider of semiconductor and other manufacturing equipment, where he also served in other executive positions during his 15-year tenure.

Mr. Bagley serves on the boards of directors of Micron Technology, Inc. and Teradyne Inc., both of which are publicly traded companies. He holds M.S. and B.S. degrees in electrical engineering from Mississippi State University.

The board has concluded that Mr. Bagley is qualified to serve as a director of the Company because of his deep industry knowledge including his experience as Chairman and Chief Executive Officer, as Executive Chairman, and as a director of the Company, his extensive executive management experience, and his broad experience on other boards, including service on audit, compensation and nominating and governance committees and as a lead independent director.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Robert M. Berdahl, age 74 Nominee for reelection Lead independent director Compensation Committee member Nominating and Governance Committee Chair

Dr. Berdahl has been a director of the Company since 2001. He was the President of the Association of American Universities from 2004 until his retirement in June 2011. From 1997 to 2004, Dr. Berdahl served as Chancellor of the University of California, Berkeley (“UC Berkeley”). From 2004 to 2006, he was a history professor at UC Berkeley and a professor of public policy at UC Berkeley’s Goldman School of Public Policy.

Prior to serving as Chancellor at UC Berkeley, Dr. Berdahl held several academic leadership positions, including President of the University of Texas at Austin and Vice Chancellor of Academic Affairs at the University of Illinois at Urbana-Champaign.

Dr. Berdahl has received numerous honors and awards, including a Fulbright Research Fellowship, and election to the American Academy of Arts and Sciences. He received his B.A. from Augustana College in Sioux Falls, South Dakota, his M.A. from the University of Illinois, and his Ph.D. from the University of Minnesota.

The board has concluded that Dr. Berdahl is qualified to serve as a director of the Company because of his prior service on the board, the strong leadership skills he has brought to bear in leadership positions at large, complex organizations, his ability to contribute to the diversity of perspectives on the board, due to his background as an academic and service as President of the Association of American Universities, and his crisis management experience.

Eric K. Brandt, age 49 Nominee for reelection Audit Committee member

Mr. Brandt has been a director of the Company since 2010. Mr. Brandt serves as Executive Vice President and Chief Financial Officer of Broadcom Corporation, a role in which he has served since joining Broadcom in March 2007. From September 2005 to March 2007, Mr. Brandt served as President and Chief Executive Officer of Avanir Pharmaceuticals. Prior to Avanir, Mr. Brandt was Executive Vice President-Finance and Technical Operations and Chief Financial Officer of Allergan Inc., where he also held a number of other senior positions following his arrival there in 1999. Previously, Mr. Brandt spent ten years with The Boston Consulting Group, a privately-held global business consulting firm, most recently serving as Vice President and Partner and as a senior member of the firm’s heath care practice.

Mr. Brandt serves as a member of the board of directors and a member of the compensation committee of Dentsply International, Inc., a public company. He previously served as a member of the boards of directors of Avanir Pharmaceuticals, Inc. and of Vertex Pharmaceuticals, Inc., where he was chair of the audit committee.

Mr. Brandt received a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Graduate School of Business.

The board has concluded that Mr. Brandt is qualified to serve as a director of the Company because of his financial expertise including as an active chief financial officer of a publicly traded company that is a customer of our customers, his experience in the semiconductor industry, and his service on other boards of directors.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Michael R. Cannon, age 59 Nominee for reelection Compensation Committee member Nominating and Governance Committee member

Mr. Cannon has been a director of the Company since 2011. He is the General Partner of MRC & LBC Partners, LLC. He retired from Dell Inc. in 2009 after serving as Dell’s President of Global Operations from 2007 to 2009. Prior to joining Dell, he was President and Chief Executive Officer and served on the board of directors of Solectron Corporation, which he joined in 2003. From July 1996 until 2003, Mr. Cannon served as President and Chief Executive Officer of Maxtor Corporation, where he also served on the board. Prior to Maxtor, Mr. Cannon held senior management positions at IBM.

Mr. Cannon serves on the boards of Adobe Systems, Seagate Technology, and the Elster Group SE.

He studied mechanical engineering at Michigan State University and completed the Advanced Management Program at the Harvard Graduate School of Business.

The board has concluded that Mr. Cannon is qualified to serve as a director of the Company because of his experience as a director on other public company boards, his experience in leadership roles at a public corporation that is a customer of our customers, and his industry and technology knowledge.

Christine A. Heckart, age 45 Nominee for reelection Compensation Committee member

Ms. Heckart has been a director of the Company since 2011. She is the Chief Marketing Officer at NetApp, Inc., a leading provider of data storage and management solutions. Prior to her position at NetApp, she served as General Manager in Microsoft’s TV, video and music business from 2005 to 2010. From 2002 to 2005, she led global marketing at Juniper Networks and was President at TeleChoice, Inc, a consulting firm specializing in business and marketing strategies, from 1995-2002.

Ms. Heckart holds a degree in economics from the University of Colorado at Boulder.

The board has concluded that Ms. Heckart is qualified to serve as a director of the Company because of her experience in leadership roles at public corporations, her knowledge of the electronics industry and her strong marketing background.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Grant M. Inman, age 69 Nominee for reelection Compensation Committee Chair Nominating and Governance Committee member

Mr. Inman has been a director of the Company since 1981. He is currently General Partner of Inman Investment Management, a venture investment firm that he founded in 1998. He also co-founded and served as general partner of Inman & Bowman, a venture capital firm formed in 1985. Mr. Inman was a general partner of the investment banking firm Hambrecht & Quist from 1980 to 1985.

Mr. Inman has served on the board of directors of Paychex, Inc., a publicly traded company, since 1983. He holds a B.A. degree in economics from the University of Oregon and an M.B.A. from the University of California, Berkeley. Mr. Inman now serves as a Trustee of The UC Berkeley Foundation. Mr. Inman previously served as a director of Wind River Systems Inc.

The board has concluded that Mr. Inman is qualified to serve as a director of the Company because of his prior service as a director of the Company, his industry knowledge, his extensive experience on other boards (including as chairman of audit, compensation and nominating and governance committees), and the diverse perspective he brings from his venture investment experience.

Catherine P. Lego, age 54 Nominee for reelection Audit Committee Chair

Ms. Lego has been a director of the Company since 2006. From 1999 to 2009, she was the General Partner of The Photonics Fund, LLP, a venture capital investment firm that she founded. Prior to forming The Photonics Fund, she founded Lego Ventures LLC in 1992 to provide consulting services to early stage electronics companies.

Ms. Lego currently serves on the board of directors, and chairs the audit committee, of SanDisk Corporation, a publicly traded company.

She received a B.A. in economics and biology from Williams College and an M.S. in Accounting from the New York University Graduate School of Business. Ms. Lego received her CPA in connection with her work at Coopers & Lybrand earlier in her career.

The board has concluded that Ms. Lego is qualified to serve as a director of the Company because of her prior service on the board, her substantial accounting and financial expertise, her knowledge of the electronics industry and the perspective of companies that are customers of our customers, and experience on other boards, including her current service as chairman of the audit committee of SanDisk.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Stephen G. Newberry, age 57 Nominee for reelection Vice Chairman and Chief Executive Officer

Mr. Newberry has been a director of the Company since 2005 and has served as the Vice Chairman of the Company’s board since 2010. He also serves as the Company’s Chief Executive Officer, and previously served as the Company’s President. Mr. Newberry joined the Company in August 1997 as Executive Vice President and Chief Operating Officer. He was appointed President and Chief Operating Officer in July 1998, President and Chief Executive Officer in June 2005, and Vice Chairman and Chief Executive Officer in December 2010. As previously announced, Mr. Newberry is expected to transition from being the Company’s Vice Chairman and Chief Executive Officer to being Vice Chairman effective January 1, 2012.

Prior to joining the Company, Mr. Newberry held various executive positions at Applied Materials, Inc. during his 17-year tenure there. Mr. Newberry serves on the boards of directors of Nanometrics Incorporated, a publicly traded company, and of Semiconductor Equipment and Materials International (“SEMI”), a global semiconductor industry trade association. Mr. Newberry previously served as a director of Amkor Technology, Inc., and of Nextest Systems Corporation. Mr. Newberry is a graduate of the U.S. Naval Academy and the Harvard Graduate School of Business.

The board has concluded that Mr. Newberry is qualified to serve as a director of the Company because of his 30 years’ experience in the semiconductor equipment industry, his comprehensive understanding of the Company and its products, markets, and strategies gained through his role as our Chief Executive Officer, his active role in the semiconductor industry’s trade association, and his strong leadership and operations expertise.

Kim E. Perdikou, age 54 Nominee for reelection Audit Committee member

Ms. Perdikou has been a director of the Company since 2011. She currently serves as Executive Vice President, Office of the Chief Executive Officer, at Juniper Networks. Before joining Juniper as Chief Information Officer, she served as Chief Information Officer of Women.com.

She holds two masters’ degrees: one in information systems from Pace University in New York and a second in education from Jordanhill College in Glasgow, Scotland, as well as a bachelor’s degree in computer science and operational research from the University of Paisley in Scotland.

The board has concluded that Ms. Perdikou is qualified to serve as a director of the Company because of her experience in leadership roles at public corporations, her ability to contribute to the diversity of perspectives on the board, and her strong marketing background.

Board Member Name and Current Board Role(s)	Principal Occupation and Business Experience During Past Five Years
Abhijit Y. Talwalkar, age 47 Nominee for reelection Compensation Committee member Nominating and Governance Committee member

Mr. Talwalkar has been a director of the Company since 2011. He is the Chief Executive Officer and President of LSI Corporation, a leading provider of silicon, systems and software technologies for the storage and networking markets.

Mr. Talwalkar also serves on the board of directors for LSI and the U.S. Semiconductor Industry Association. Prior to becoming the LSI Chief Executive Officer and President, Mr. Talwalkar acted in several executive leadership roles at Intel.

He has a degree in electrical engineering from Oregon State University.

The board has concluded that Mr. Talwalkar is qualified to serve as a director of the Company because of his experience in the semiconductor industry, including as the chief executive officer of a semiconductor company, his leadership roles at other semiconductor companies, and his active role in the semiconductor industry’s trade association.

In addition to the biographical information above regarding each director’s specific experience, attributes, positions and qualifications, we believe that each of our directors serving during fiscal year 2011 has performed his or her duties with critical attributes such as honesty, integrity, wisdom, and an adherence to high ethical standards. Each nominee has demonstrated strong business acumen, an ability to make independent analytical inquiries, an ability to understand the Company’s business environment, and an ability to exercise sound judgment, as well as a commitment to the Company and its core values. We believe the nominees have an appropriate diversity of viewpoints and experiences that will encourage a robust decision-making process for the board.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of shares of Lam’s Common Stock by: (i) each person or entity who the Company believes beneficially owned more than 5% of Lam’s common stock on the date set forth below; (ii) each current director of the Company; (iii) each named executive officer identified below in the “Compensation Discussion and Analysis” section; and (iv) all current directors and current executive officers as a group. With the exception of 5% owners, and unless otherwise noted, the information below reflects holdings as of September 9, 2011, which is the Record Date for the 2011 Annual Meeting and the most recent practicable date for determining ownership. For 5% owners, holdings are as of June 30, 2011, which is the most practicable date for determining their holdings based on their most recent ownership reports filed with the SEC. The percentage of the class owned is calculated using 122,656,511 as the number of shares of Lam’s Common Stock outstanding on September 9, 2011.

Name of Person or Identity of Group	Shares Beneficially Owned (1)	Percentage of Class
5% Stockholders
JP Morgan Asset Management	13,319,573	10.9%
245 Park Avenue
New York, NY 10167-0002
BlackRock Institutional Trust Company, N.A.	7,307,212	6.0%
400 Howard Street
San Francisco, CA 94105-2618
Fidelity Management & Research Company	6,624,433	5.4%
82 Devonshire
Boston, MA 02109
Directors
David G. Arscott	87,733	*
James W. Bagley	142,000	*
Robert M. Berdahl	4,750	*
Eric K. Brandt	1,297	*
Michael R. Cannon	—	*
Christine A. Heckart	—	*
Grant M. Inman	83,998	*
Catherine P. Lego	26,998	*
Stephen G. Newberry (also a Named Executive Officer)	162,540	*
Kim E. Perdikou	—	*
Abhijit Y. Talwalkar	—	*
Named Executive Officers (“NEOs”)
Martin B. Anstice	46,258	*
Richard A. Gottscho	11,276	*
Ernest E. Maddock	39,388	*
Sarah A. O’Dowd	49,541	*
All current directors and executive officers as a group (17 people)	682,254	0.6%

*	Less than 1%.

(1)

Includes shares subject to outstanding stock options that are now exercisable or will become exercisable within 60 days after September 9, 2011, as well as restricted stock units (“RSUs”) that will vest within that time period, as follows:

David G. Arscott	27,000

Eric K. Brandt	1,297

Stephen G. Newberry	123,700

Martin B. Anstice	29,120

Ernest E. Maddock	24,480

Sarah A. O’Dowd	38,658

All current directors and executive officers as a group (17 people)	249,768

CORPORATE GOVERNANCE

Our board of directors and members of management are committed to responsible corporate governance that will ensure that the Company is managed for the long-term benefit of its stockholders. To that end, the board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices. As part of that process, the board and management review the requirements of federal and state law, including rules and regulations of the SEC; the listing standards for the NASDAQ Global Select Market (“NASDAQ”); published guidelines and recommendations of institutional shareholder organizations; and published guidelines of a selection of other public companies.

Corporate Governance Policies

We have instituted a variety of policies and procedures to foster and maintain responsible corporate governance, including the following:

Board committee charters. Each of the board’s standing committees — audit, compensation and nominating and governance committees — has a written charter adopted by the board that establishes practices and procedures for the committee in accordance with applicable corporate governance rules and regulations. Each committee reviews its charter annually and recommends changes to the board, as appropriate. Each committee charter is available on the investors’ page of Lam’s web site at http://investor.lamresearch.com. Please also refer to “Board Committees,” below, for a description of responsibilities of these standing committees.

Corporate governance guidelines. We adhere to written corporate governance guidelines, adopted by the board and reviewed annually by the nominating and governance committee and the board. Selected provisions of the guidelines are discussed below, including in the “Board Nomination Policies and Procedures,” “Director Independence Policies” and “Other Governance Practices” sections below.

Corporate code of ethics. We maintain a code of ethics that applies to all employees, officers, and members of the board. The code of ethics establishes standards reasonably necessary to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and full, fair, accurate, timely, and understandable disclosure in the periodic reports we file with the SEC and in other public communications. We will promptly disclose to the public any amendments to, or waivers from, any provision of the code of ethics, to the extent required by applicable laws. We intend to make this public disclosure by posting the relevant material on our website, to the extent permitted by applicable laws. A copy of the code of ethics is available on the investors’ page of Lam’s web site at http://investor.lamresearch.com.

Global standards of business conduct policy. We maintain written standards of appropriate business conduct in a variety of business situations that apply to employees worldwide. Among other things, these global standards of business conduct prohibit employees from engaging in “short sales” of Lam Research securities or from purchasing “put” or “call” options for Lam Research securities (other than through our equity incentive plans or employee stock purchase plans). These measures help to ensure that our employees and board members will not benefit from a decline in Lam’s stock price, but will remain focused on our business success.

Insider trading policy. Our insider trading policy restricts the trading of Company stock by our directors, officers, and employees, and includes provisions addressing insider blackout periods, margin accounts and hedging transactions.

Board Nomination Policies and Procedures

Board membership criteria. Under our corporate governance guidelines, the nominating and governance committee is responsible for assessing the appropriate balance of experience, skills and characteristics required for the board and for recommending director nominees to the independent directors.

The guidelines direct the committee to consider all factors it considers appropriate. The committee need not consider all of the same factors for every candidate. Factors considered may include, among other things: diversity with respect to any attribute(s) the board considers desirable; experience; business acumen; wisdom; integrity; judgment; the ability to make independent analytical inquiries; the ability to understand the Company’s business environment; the candidate’s willingness and ability to devote adequate time to board duties; specific skills, background or experience considered necessary or desirable for board or committee service; specific experiences with other businesses or organizations that may be relevant to the Company or its industry; and the interplay of a candidate’s experiences and skills with the experiences and skills of other board members.

Prior to recommending that an incumbent non-employee director be nominated for reelection to the board, the committee reviews the experiences, skills and qualifications of the director to assess the continuing relevance of the director’s experiences, skills and qualifications to those considered necessary or desirable for the board at that time.

Board members may not serve on more than four boards of public companies (including the Company’s board), and board nominees must be under the age of 75 years when nominated.

Nomination procedure. The nominating and governance committee identifies, evaluates and recommends qualified candidates for appointment or election to the board. The committee considers recommendations from a variety of sources, including search firms, board members, executive officers and stockholders. Formal nominations are made by the independent members of the board.

Certain provisions of our bylaws apply to the nomination or recommendation of candidates by a stockholder. Information regarding the nomination procedure is provided in the section above captioned “Stockholder-Initiated Proposals and Nominations for 2012 Annual Meeting.”

Director Independence Policies

Board independence requirements. Our corporate governance guidelines require that at least a majority of the board members be independent in accordance with NASDAQ rules. No director will qualify as “independent” unless the board affirmatively determines that the director has no relationship that would interfere with the exercise of independent judgment as a director. In addition, no non-employee director may serve as a consultant or service provider to the Company without the approval of a majority of the independent directors (and any such director’s independence must be reassessed by the full board following such approval).

Board member independence. The board has determined that all current directors, other than Mr. Bagley and Mr. Newberry, are independent in accordance with NASDAQ criteria for director independence.

Board committee independence. All members of the board’s three standing committees — the audit, compensation, and nominating and governance committees - must be independent in accordance with applicable NASDAQ criteria as well as, in the case of the compensation committee, applicable rules under section 162(m) of the Internal Revenue Code. See “Board committees” below for a description of the responsibilities of the board’s standing committees.

Lead independent director. Our corporate governance guidelines authorize the board to designate a lead independent director from among the independent board members. The lead independent director is responsible for coordinating the activities of the independent members of the board, consulting with the chairman regarding matters such as schedules of and agendas for board meetings and the retention of consultants reporting to the board, and developing the agenda for and moderating executive sessions of the board’s independent directors. Dr. Robert Berdahl has served as the lead independent director since 2004.

Executive sessions of independent directors. The board and its standing committees hold meetings of the independent directors and committee members, without management present, as part of each regularly scheduled meeting and at any other time at the discretion of the board or committee, as applicable.

Board access to independent advisors. The board as a whole, and each of the board standing committees separately, may retain, at the Company’s expense, and may terminate, in their discretion, any independent consultants, counselors, or advisors as they deem necessary or appropriate to fulfill their responsibilities.

Leadership Structure of the Board

The current leadership structure of the board consists of a chairman, a vice chairman and a lead independent director. The chairman, Mr. Bagley, is a former chief executive officer of the Company. Our current chief executive officer, Mr. Newberry, serves as vice chairman.

The board believes that having a chairman, a vice chairman and a lead independent director is the appropriate leadership structure at this time. The Company and its stockholders benefit from having our former chief executive officer serve as our chairman, as he can bring to bear his experience with the Company’s business and customers in carrying out his responsibilities as chairman; and from having our current chief executive officer serve as vice chairman, as he can provide detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and bring to bear his perspective in setting board agendas as well as participating in board discussions and decisions. We expect these benefits to continue after Mr. Newberry transitions from being vice chairman and chief executive officer to being vice chairman on January 1, 2012. The Company and its stockholders also benefit from having a lead independent director to provide independent board leadership.

Other Governance Practices

In addition to the principal policies and procedures described above, we have established a variety of other practices to enhance our corporate governance, including the following.

Board and committee assessments. At least bi-annually, the board conducts a review of the functioning of the board and its standing committees.

Director resignation or notification of change in executive officer status. Under our corporate governance guidelines, any director who is also an executive officer must offer to submit his or her resignation as a director to the board if the director ceases to be an executive officer. The board may accept or decline the offer, in its discretion. The corporate governance guidelines also require a non-employee director to notify the nominating and governance committee if the director changes his or her position at another company. The nominating and governance committee will review the appropriateness of the director’s continued board membership under the circumstances, and the director will be expected to act in accordance with the nominating and governance committee’s recommendations.

Director and executive stock ownership. Under the corporate governance guidelines, each director is expected to own at least 5,000 shares of Lam Research common stock by the later of the fifth anniversary of his or her initial election to the board or November 6, 2012. We also have guidelines for stock ownership by other designated members of the executive management team, which are described under “Compensation Discussion & Analysis.”

Communications with board members. Any stockholder who wishes to communicate directly with the board of directors, any board committee or with any individual director regarding the Company may write to the board or the director c/o George M. Schisler, Jr., Office of the Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, CA 94536. The Office of the Secretary will forward all such communications to the appropriate director(s).

Any stockholder, employee, or other person may communicate any complaint regarding any accounting, internal accounting control, or audit matter to the attention of the board’s audit committee by sending written correspondence to: Lam Research Corporation, Attention: Board Audit Committee, P.O. Box 5010, Fremont, CA 94536. The audit committee has established procedures to ensure that employee complaints or concerns regarding audit or accounting matters will be received and treated anonymously (if the complaint or concern is submitted anonymously) and confidentially.

We expect our directors to attend the annual meeting of stockholders each year and to respond to appropriate questions. All individuals who were directors as of the 2010 annual meeting attended the 2010 annual meeting.

Meeting Attendance

All of the directors attended at least 75% of the aggregate number of board meetings and meetings of board committees on which they served during their board tenure in fiscal year 2011. Our board of directors held a total of five meetings during fiscal year 2011.

Board Committees

The board of directors has as standing committees an audit committee, a compensation committee, and a nominating and governance committee. The purpose, membership and charter of each are described below.

Audit committee. The purpose of the audit committee is to oversee Lam’s accounting and financial reporting processes and the audits of our financial statements. The audit committee is not, however, responsible for planning or conducting our audits, or determining whether our financial statements are complete and accurate or prepared in accordance with generally accepted accounting principles.

At the end of fiscal year 2011, the audit committee consisted of Messrs. Arscott and Brandt, and Mses. Lego and Perdikou. Mr. Arscott and Ms. Lego served for the entire fiscal year. Mr. Brandt joined the committee in October 2010, and Ms. Perdikou joined the committee in May 2011. Mr. Richard J. Elkus, Jr. served on the committee until his November 2010 retirement. The audit committee held ten meetings during fiscal year 2011. The board concluded that all audit committee members are non-employee directors who are independent in accordance with the NASDAQ criteria for audit committee member independence. The board also determined that Ms. Lego, the chair of the committee during fiscal year 2011, is a “financial expert” as defined in SEC rules.

The audit committee’s responsibilities include (but are not limited to) the following:

•

Appoint and provide for the compensation for the Company’s independent registered public accounting firm (the “Accounting Firm”), and approve, in accordance with and in a manner consistent with the laws, rules and regulations applicable to the Company, all professional services to be provided to Lam Research by the Accounting Firm

•	Oversee the work of, and evaluate the performance of, the Accounting Firm

•

Meet with management and the Accounting Firm to discuss the annual financial statements and the Accounting Firm’s report on them prior to the filing of the Company’s Form 10-K with the SEC, and to discuss the adequacy of internal control over financial reporting

•	Meet quarterly with management and the Accounting Firm to discuss the quarterly financial statements prior to the filing of the Company’s Form 10-Q with the SEC

•	At least annually, review and reassess the internal audit charter and, if appropriate, recommend proposed changes

•	Review the scope, results and analysis of internal audits (if any)

•	Review and approve all related-party transactions

•

Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•

Review and monitor the Company’s investment policy and performance and associated risks, including but not limited to annual review and recommendation to the full board of management’s treasury strategy committee charter

Compensation committee. The purpose of the compensation committee is to discharge certain responsibilities of the board relating to executive compensation, to oversee incentive, equity-based and other compensatory plans in which the Company’s executive officers and directors participate and to produce an annual report on executive compensation for inclusion as required in the Company’s proxy statement.

At the end of fiscal year 2011, the compensation committee consisted of Dr. Berdahl, Messrs. Cannon, Inman, and Talwalkar and Ms. Heckart. Dr. Berdahl and Mr. Inman served for the entire fiscal year, and the other members joined the committee in May 2011. The board concluded that all members of the compensation committee are non-employee directors who are independent in accordance with the NASDAQ criteria for director independence and who are outside directors for purposes of section 162(m) of the Internal Revenue Code as amended. The compensation committee held five meetings during fiscal year 2011.

The compensation committee’s responsibilities include (but are not limited to) the following:

•

Develop, and from time to time review, compensation policies and practices applicable to the Company’s executive officers, including the criteria upon which executive compensation is based and the composition of executive compensation in terms of base salary, deferred compensation, incentive- or equity-based compensation and other benefits, and recommend such policies to the independent members of the board

•

Establish and review corporate goals and objectives as relevant to the chief executive officer, the chairman and the vice chairman, evaluate their performance in light of these goals and objectives and based on this evaluation recommend the chief executive officer’s, the chairman’s and the vice chairman’s compensation packages for approval by the independent members of the board

•	Determine compensation packages for other executive officers consistent with policies approved by the independent members of the board

•	Review and recommend to the board for final approval all cash, equity-based or other compensation arrangements applicable to the independent members of the board

•

Review and approve, subject to stockholder or board approval as required, the creation or amendment of any equity-based compensatory plans and other compensatory plans as the board designates, and administer such plans

•	Oversee management’s determination as to whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company

•

Recommend to the board the frequency of “say-on-pay” votes, review the results of “say-on-pay” votes, and consider whether any adjustments to the Company’s executive compensation program are appropriate as a result of such votes

Nominating and governance committee. The purpose of the nominating and governance committee is to identify individuals qualified to serve as members of the board of the Company, recommend nominees for election as directors of the Company, evaluate the board’s performance, develop and recommend to the board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct.

During fiscal year 2011, the nominating and governance committee consisted of Dr. Berdahl and Mr. Inman, each of whom served for the entire fiscal year. In August 2011, Messrs. Cannon and Talwalkar were also appointed to the committee. The board concluded that all nominating and governance committee members are non-employee directors who are independent in accordance with the NASDAQ criteria for director independence. The nominating and governance committee held five meetings during fiscal year 2011.

The nominating and governance committee’s responsibilities include (but are not limited to) the following:

•

Identify and evaluate, and make recommendations to the independent members of the board, of nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected, and identify, evaluate and recommend individuals to fill any vacancies or newly created directorships that may occur between meetings

•

Make recommendations to the board annually after consultation with the chairman of the board and the lead independent director, if any, with respect to assignment of board members to committees and as committee chairs

•	Recommend to the board the adoption of corporate governance guidelines, and from time to time review and assess the guidelines and recommend changes for approval by the board

•

Conduct from time to time an assessment of the board and the board committees in accordance with the Company’s corporate governance guidelines and the committee charters, and report the evaluation to the board

The nominating and governance committee recommended the slate of nominees for director set forth in Proposal No. 1. The independent members of the board approved the recommendations and nominated the proposed slate of nominees.

The nominating and governance committee will consider for nomination persons properly nominated by stockholders in accordance with the Company’s bylaws and other procedures described above in the section captioned “Stockholder-Initiated Proposals and Nominations for 2012 Annual Meeting.” Subject to then-applicable law, stockholder nominations for director will be evaluated by the Company’s nominating and governance committee in accordance with the same criteria as are applied to candidates identified by the nominating and governance committee or other sources.

Board’s Role in Risk Oversight

The board of directors has oversight responsibility with respect to the Company’s risk management activities. The board has delegated oversight responsibility for certain areas of risk exposure to its standing committees.

The audit committee oversees risk management activities relating to the Company’s accounting and financial reporting, internal controls, and the auditing of the Company’s annual financial statements. The audit committee also oversees the Company’s independent registered public accounting firm and the Company’s internal audit function. The audit committee meets privately with the Company’s independent registered public accounting firm at least quarterly.

The compensation committee oversees risk management activities relating to the design of equity, executive and board level compensation policies and plans. The compensation committee works with an independent compensation consultant and meets privately with that consultant as appropriate.

Assessment of Compensation Risk

Management conducted a compensation risk assessment in 2011 and concluded that the Company’s current compensation programs are not reasonably likely to have a material adverse effect on the Company’s business.

DIRECTOR COMPENSATION

Board members who are also employees do not receive any additional compensation for service on the board. The compensation of our non-employee directors is reviewed and determined annually by the board, upon recommendation from the compensation committee. Committee chairs and the lead independent director receive additional cash retainers. The board endeavors to maintain forms and amounts of director compensation that will attract and retain directors of the caliber desired by the Company and that align director interests with those of stockholders.

Our director compensation plans run on a calendar-year basis. However, SEC rules require us to report compensation in this proxy statement on a fiscal-year basis. For calendar year 2011 (the first half of which was the second half of fiscal year 2011), each of the Company’s non-employee directors received an annual retainer of $50,000. An additional $20,000 fee was paid to the chair of the audit committee, and an additional $15,000 fee was paid to the chair of the compensation committee. A $12,500 fee was paid to the lead independent director and chair of the nominating and governance committee for his service in both of those roles. For calendar year 2010 (the second half of which was the first half of fiscal year 2011), non-employee directors received a $42,000 annual retainer, the chairs of the audit and compensation committees received an additional $12,500, and the nominating and governance committee chair and lead independent director received $12,500 for his service in both of those roles.

Each new non-employee director is eligible to receive an initial equity grant in the form of restricted stock units (“RSUs”), upon the date of the first regularly scheduled board meeting attended by that director after first being appointed or elected to the board, with a targeted grant date value equal to $250,000 (calculated as the fair market value of a share of the Company’s common stock on the grant date, times the number of shares granted). The initial RSUs vest in four equal annual installments from the date of grant subject to the director’s continued service on the board. All equity grants are subject to the terms and conditions of the Company’s 2007 Stock Incentive Plan and the applicable grant award agreements.

The non-employee directors who joined the board during fiscal year 2011 each received an initial equity grant. Mr. Brandt received an initial equity grant of 5,190 RSUs on November 4, 2010. Mr. Cannon received an initial equity grant of 4,690 RSUs on February 8, 2011. Ms. Heckart, Ms. Perdikou, and Mr. Talwalkar each received an initial equity grant of 5,290 RSUs on May 18, 2011.

Each non-employee director is also eligible to receive an annual equity grant in January of each year (or, if the designated date falls within a blackout window under applicable Company policies, on the first business day such grant is permissible under those policies) with a targeted grant date value equal to $160,000 (calculated as the fair market value of a share of the Company’s common stock on the grant date, times the number of shares granted). Those grants generally vest on November 1 in the year of grant.

Each non-employee director who was on the board on January 31, 2011 received a grant of 3,200 RSUs for services during calendar year 2011. Each RSU grant issued in January 2011 vests in full on November 1, 2011, generally subject to the director’s continued service on the board. Receipt of the shares is deferred until January 27, 2012.

The following table shows cash and equity compensation for fiscal year 2011 for directors other than Mr. Newberry, whose compensation is described below under “Compensation Discussion and Analysis”:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (7)	Total
James W. Bagley	$410,528	$0		$0	$0	$0	$15,591	$426,119
David G. Arscott	$46,000	$159,648		$0	$0	$0	$19,757	$225,405
Robert M. Berdahl	$58,500	$159,648		$0	$0	$0	$13,797	$231,945
Eric K. Brandt	$35,500	$409,495	(3)	$0	$0	$0	$0	$444,995
Michael R. Cannon	$25,000	$249,555	(4)	$0	$0	$0	$0	$274,555
Richard J. Elkus, Jr.	$21,000	$0	(5)	$0	$0	$0	$13,797	$34,797
Christine A. Heckart	$12,500	$249,582	(6)	$0	$0	$0	$0	$262,082
Grant M. Inman	$59,750	$159,648		$0	$0	$0	$13,797	$233,195
Catherine P. Lego	$62,250	$159,648		$0	$0	$0	$6,162	$228,060
Kim E. Perdikou	$12,500	$249,582	(6)	$0	$0	$0	$0	$262,082
Abhijit Y. Talwalkar	$12,500	$249,582	(6)	$0	$0	$0	$0	$262,082

(1)

The amounts shown in this column represent the grant date fair value of unvested restricted stock unit awards granted during fiscal year 2011 in accordance with Accounting Standards Codification 718, Compensation — Stock Compensation (“ASC 718”). However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the restricted stock units in fiscal year 2011 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2011.

(2)

On January 31, 2011, each non-employee director who was on the board received an annual grant of 3,200 restricted stock units based on the $49.89 closing price of the Company’s common stock and the target value of $160,000.

(3)

In addition to receiving the January 2011 annual grant, Mr. Brandt received an initial equity grant of 5,190 restricted stock units on November 4, 2010 based on the $48.14 closing price of the Company’s common stock and the target value of $250,000. Subject to his continued service, the initial equity grant vests over four years, with 25% of the RSUs vesting on each of the following dates: November 4, 2011; November 4, 2012; November 4, 2013; and November 4, 2014.

(4)

Mr. Cannon received an initial equity grant of 4,690 restricted stock units on February 8, 2011 based on the $53.21 closing price of the Company’s common stock and the target value of $250,000. Subject to his continued service, the initial equity grant vests over four years, with 25% of the RSUs vesting on each of the following dates: February 8, 2012; February 8, 2013; February 8, 2014; and February 8, 2015.

(5)	Mr. Elkus retired from the board on November 4, 2010.
(6)

Ms. Heckart, Ms. Perdikou, and Mr. Talwalkar each received an initial equity grant of 5,290 restricted stock units on May 18, 2011 based on the $47.18 closing price of the Company’s common stock and the target value of $250,000 each. Subject to their continued service, the initial equity grant vests over four years, with 25% of the RSUs vesting on each of the following dates: May 18, 2012; May 18, 2013; May 18, 2014; and May 18, 2015.

(7)	Represents the portion of dental and retiree medical reimbursement insurance premiums paid by the Company.

Mr. Bagley has a different compensation arrangement than the other directors due to his position as an employee of the Company and chairman of the board. Mr. Bagley’s compensation is approved by the independent members of the board upon recommendation from the compensation committee. Mr. Bagley has an employment contract that runs through March 31, 2012. Pursuant to this contract, Mr. Bagley receives annual compensation at a rate of $415,000 per year effective as of November 5, 2010, which resulted in payments totaling $410,528 during fiscal year 2011. During the employment period, Mr. Bagley does not receive additional compensation for his role as a member of the board; he is not eligible for any performance bonus program offered by the Company; and he is not entitled to any equity awards other than those equity awards granted to him in the discretion of the independent members of the board. Mr. Bagley’s contract also provides that he may participate in the Company’s Elective Deferred Compensation Program and medical, dental and insurance benefit programs maintained by the Company that are generally applicable to executives of the Company, subject to the general terms and conditions of the programs.

If a “change in control” occurs during Mr. Bagley’s employment, and an “involuntary termination” of Mr. Bagley’s employment occurs either in contemplation of the change in control, or within 12 months following a change in control (as each term is defined in the employment agreement), Mr. Bagley is entitled to a payment equal to 12 months of base compensation and any benefits he qualified for under the Company’s Executive Retirement Medical and Dental Plan (or a lump sum equal to the present value of benefits he qualified for under the plan if that plan is terminated prior the change in control). The values of these payments as of the last day of fiscal year 2011 were $415,000 and $233,000, respectively.

In addition, members of the board who have retired from the board can participate in the Company’s Executive Retirement Medical and Dental Plan if they meet certain eligibility requirements. The most recent valuation of the Company’s accumulated post-retirement benefit obligation under Accounting Standards Codification 715, Compensation-Retirement Benefits (“ASC 715”), as of June 2011, for the current and former directors who may become eligible is shown below:

Name	Accumulated Post-Retirement Benefit Obligation, as of June 2011
James W. Bagley	$233,000
David G. Arscott	$276,000
Robert M. Berdahl	$214,000
Eric K. Brandt	$49,000
Michael R. Cannon	$21,000
Richard J. Elkus, Jr.	$194,000
Christine A. Heckart	$8,000
Grant M. Inman	$253,000
Catherine P. Lego	$341,000
Kim E. Perdikou	$19,000
Abhijit Y. Talwalkar	$18,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and people who own more than 10% of a registered class of our equity securities to file an initial report of ownership (on a Form 3) and reports on subsequent changes in ownership (on Forms 4 or 5) with the SEC by specified due dates. Our executive officers, directors, and greater-than-10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. We are required to disclose in this proxy statement any failure to file any of these reports on a timely basis. Based solely on our review of the copies of the forms that we received from the filers, and on written representations from certain reporting persons, we believe that all of these requirements were satisfied during fiscal year 2011, with the exception of (1) a filing by Richard A. Gottscho on August 11, 2010 to report the sale of 5,229 shares on June 16, 2010; (2) a filing by Masayuki Morita on May 2, 2011 to report an RSU net share settlement of 962 shares on April 27, 2011; and (3) a filing by Mukund Srinivasan on May 2, 2011 to report an RSU net share settlement of 1,058 shares on April 27, 2011.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program. In Section I we provide an executive summary of our program, and in Section II we discuss our philosophy and objectives regarding the program and its various components. In Section III we describe executive compensation governance and procedures. In Section IV we analyze how and why the compensation committee of our board of directors arrived at specific compensation decisions for our executive officers and describe the financial, strategic and operational performance factors that guided those compensation decisions.1 Finally, Section V addresses tax and accounting considerations related to compensation matters.

Our CD&A is focused on our “Named Executive Officers,” or NEOs, as defined by SEC rules. Our NEOs for fiscal year 2011 were as follows:

Name	Position(s) Held During Fiscal Year 2011
Stephen G. Newberry	Vice Chairman and Chief Executive Officer (“CEO”); President and Chief Executive Officer

Martin B. Anstice	President and Chief Operating Officer; Executive Vice President and Chief Operating Officer

Ernest E. Maddock	Senior Vice President and Chief Financial Officer

Richard A. Gottscho	Senior Vice President, Global Products

Sarah A. O’Dowd	Group Vice President, Human Resources and Chief Legal Officer

I. EXECUTIVE SUMMARY

Our Business and Economic Environments Impact our Compensation Programs and Decisions.

•

Company and industry background. Lam Research is a leading global supplier of wafer fabrication equipment and services to the semiconductor industry. Semiconductor wafers undergo a complex series of preparation steps and processes that result in the simultaneous creation of many integrated circuits. Our principal products fall into two general categories corresponding to two of those processes: the “Etch” and “Clean” processes.

•	Fiscal year 2011 highlights. The following are highlights of the Company’s performance during fiscal year 2011:

•	Revenue of $3.2 billion, representing 52% growth from fiscal year 2010

•	Operating income of $804 million, representing 89% growth from fiscal year 2010

•	Diluted earnings per share of $5.79, representing 114% growth from fiscal year 2010

•	Cash from operations was 27% of revenue, compared to 16% in fiscal year 2010

•

Industry background. The semiconductor capital equipment industry is highly competitive, and is subject to business cycles characterized by rapid changes in demand that necessitate adjusting spending and managing capital allocation prudently across business cycles. The graph below shows year over year changes in revenue growth for the electronics industry, the semiconductor industry, and the wafer fabrication equipment segment of the semiconductor equipment industry from 1998 to the present. The semiconductor industry is considered to be a highly cyclical industry, with fluctuations responding to

[1]	For purposes of this CD&A, a reference to a compensation action or decision by the committee with respect to the NEOs means, in the case of our vice chairman and chief executive officer, an action or decision by the independent members of our board of directors.

changes in the demand for semiconductor devices. The graph illustrates the more extreme volatility of the semiconductor equipment industry, and in particular the wafer fabrication equipment segment of that industry in which we participate, during these demand cycles. We have responded to this extreme volatility with a flexible business model that enables our operations team to adjust quickly to these rapid changes in demand while effectively managing costs. Our compensation program is designed to incorporate this same flexibility.

Sources: SEMI; World Semiconductor Trade Statistics, Inc. (WSTS); Gartner, Inc.; Lam Research Corporation

Although We Are a June Fiscal Year End Company, Our Executive Compensation Program is Calendar Year-Oriented.

Our executive compensation program is designed and evaluated on a calendar year basis, rather than on a fiscal year basis, to correspond with our annual calendar year-based business planning, performance goal-setting, pay, and benefit cycles. Therefore, this discussion reflects a calendar year orientation, as shown below.

More Than Two-Thirds of our Executive Compensation is Performance-Based, Intended to Reward Executives for Creating Long-Term Stockholder Value and Delivering Exceptional Performance Throughout Fluctuating Business Cycles.

The primary components of executive compensation are heavily weighted towards performance-based elements. For calendar year 2010, metrics included non-GAAP operating income, non-GAAP cash from operations and market share, among others as discussed in Section IV below.2 In addition, all elements, except base salary, include performance and/or payment cycles that are at least annual. This approach is designed to focus executives on activities that create stockholder value over the long term and deliver exceptional performance throughout fluctuations in business cycles. This orientation is further supported by the Company’s executive stock ownership guidelines (described in Section II below).

The following charts illustrate performance-based target compensation as a percentage of total target compensation for calendar years 2010 and 2011. Data for both years is for our fiscal year 2011 NEOs.

Our Compensation Philosophy Provides a Framework for Paying for Performance and Focusing Executives on Creating Long-Term Stockholder Value.

We strive for a strong correlation between our executive compensation and Company performance and between our executive compensation and stockholder value as assessed by share price movements, as illustrated in the chart below.

•

“CEO Total Compensation” and “NEOs Total Compensation (excluding CEO)” consist of base salary, annual incentive payments, grant date fair values of multi-year incentives (cash and equity), and all other compensation as reported in the Summary Compensation Table immediately following CD&A.

[2]	The Company’s non-GAAP results are designed to provide information about the Company’s performance without the impact of certain non-recurring and other non-operating line items. Non-GAAP operating income and non-GAAP cash flow results are derived from GAAP results, with charges and credits in the following line items excluded from non-GAAP results during applicable quarters during fiscal years 2010 and 2011: restructuring and impairment charges; impairment of investment; expenses associated with Section 409A of the Internal Revenue Code; amortization of convertible note discount; net tax benefit of research and development credits; tax expense associated with legal entity restructuring; and the tax effects related to these line items. Non-GAAP cash from operations is derived from GAAP cash from operations, with adjustments to non-GAAP net income, receivables, and inventory.

•	“Average Share Price” is equal to the average closing price for all trading days during the fiscal year.

The variability in executive compensation shown in the chart illustrates the correlation between pay and performance, as measured by revenue and net income, and between pay and share price. Corresponding to these changes in corporate performance and shareholder value, payouts under our annual cash incentive program averaged from 39-166% of target opportunity during the last three years, and payouts under our long-term cash incentive program averaged from 59-119% of target opportunity during the same period.

Our Compensation Program Considers Market Competitiveness While Protecting Stockholder Interests.

Our compensation program is designed to attract and motivate exceptionally talented executives, and we reward exceptional performance with commensurate compensation. At the same time, our cash incentive programs incorporate caps on individual and aggregate awards to ensure that actual compensation is not greater than 2.25 to 2.5 times target even in instances of exceptional performance. Our long-term equity program limits total shares to a target dollar value — meaning that a relatively high stock price on the grant date results in relatively fewer shares being issued.

II. PHILOSOPHY, OBJECTIVES AND PROGRAM COMPONENTS

Philosophy

The two principal elements of the philosophy underlying our executive compensation program are:

•

Pay for performance. Our executive compensation program is designed and implemented to link pay to performance by rewarding executives for achieving financial, strategic and operational objectives. As illustrated in the graphs and discussion in Section I, in recent years more than two-thirds of our executive compensation has been performance-based and has varied directly with our revenue and net income.

•

Create stockholder value over the long term and deliver exceptional performance throughout fluctuating business cycles. Our executive compensation program is designed and implemented to create stockholder value over the long-term and to deliver exceptional strategic, financial and operational results throughout the fluctuating business cycles that we experience.

The following table illustrates how the major components of our compensation program reflect our philosophy: Payment cycles are either annual or bi-annual reflecting a long-term orientation, and payments are based on performance criteria that are set either annually or semi-annually reflecting the fluctuations in our business cycle. We believe this facilitates long-term stockholder value creation throughout fluctuating business cycles.

Component	Performance- Based?	Performance Criteria Periods(1)	Payment Frequency(1)
Base Salary	No(2)	N/A	Bi-weekly
Annual Incentive Program (“AIP”) cash incentive program	Yes	6-12 months	Annual
Long-Term Incentive Program (“LTIP”)(3)
• Cash Component(4)	Yes	6 months	Two years(3)
• Performance-Based Equity(5)	Yes	Two years	Two years(3)
• Service-Based Equity	No(2)	N/A	Two years(3)

(1)

Annual or semi-annual performance criteria periods provide the flexibility to adjust quickly to fluctuations in the business cycle which are driven by factors outside the control of our management team. Annual or bi-annual payment cycles focus executives on creating stockholder value over the long term.

(2)	We do not consider base salary and service-based equity to be performance based; however, individual performance affects adjustments to base salary and the size of service-based equity awards.
(3)

The LTIP provides for cash payments and equity vesting (to the extent earned in the case of performance-based Restricted Stock Units (“RSUs”)) at the end of a two-year cycle. A new two-year cycle commences each year. See Section IV for more details about this program.

(4)

The cash component of the LTIP is performance-based and specifically rewards stockholder value creation: It rewards corporate performance because the principal basis for payments is performance against designated corporate metrics. It rewards stockholder value creation by enhancing the payment if the Company’s stock price appreciates during the applicable time periods. In prior year proxy statements, we referred to the cash award portion of the LTIP as the Multi-Year Incentive Program, or MYIP. We have removed the reference to the MYIP in this year’s proxy statement to simplify our explanation of this performance-based cash award program.

(5)

In any given LTIP cycle, performance-based equity includes either restricted stock units with performance-based vesting or stock options. We are aware that some stockholder advisory services do not consider stock options to be performance-based compensation. However, we consider stock options to be performance-based because options will have no value unless the Company’s stock price increases before the exercise date. This position is consistent with that of the Internal Revenue Service under Internal Revenue Code section 162(m), which defines “performance-based” compensation for purposes of that section.

Compensation Objectives

Within the framework of our compensation philosophy, we design and operate our executive compensation program to achieve the following objectives:

•

Attract and retain exceptionally talented executives. In order to attract and retain executives who can deliver the exceptional levels of performance required for our business to succeed, we offer target compensation that is competitive with that of similarly positioned, high-performing executives at companies with whom we compete for talent. We promote retention by including compensation elements that are contingent on long-term service to the Company.

•	Motivate executives. Our compensation arrangements are designed to motivate executives by enabling them to earn rewards above target levels for outstanding corporate and individual performance.

•

Allow flexibility to tailor compensation elements to fluctuating business cycles. Our performance-based compensation plans allow for performance goals related to a broad range of business criteria, including financial, operational and strategic objectives. This flexibility enables us to focus executives on delivering performance that creates long- term stockholder value. Because business cycles in our industry can change rapidly, our programs authorize the compensation committee to evaluate key corporate performance metrics every six months to reflect changes in the business environment. Our executive compensation plans also allow us to use equity in a flexible manner, with different types and timing of awards available to attract, motivate and retain executives in different business environment.

•

Match performance-based compensation expenses to the periods in which the performance occurs. As noted earlier, our industry is subject to rapid changes in demand which requires us to have a flexible business structure. We structure our compensation program to match performance-based compensation expenses to the periods in which the performance occurs, to the extent practical, to assist management in adjusting to these rapid changes while effectively managing costs.

•

Maintain cost-effectiveness. To the extent practical, we structure our compensation programs to be cost-effective to the Company and its stockholders. We consider the tax deductibility of compensation expenses for the Company, and we carefully monitor the dilutive impact of equity compensation awards. As noted above, we also set caps on performance-based awards to ensure that actual compensation is not unreasonably high in relation to target compensation during periods of exceptionally strong performance.

Executive Compensation Program Components and Objectives

The primary components of our executive compensation program are base salary, an Annual Incentive Program (“AIP”) and a Long-Term Incentive Program (“LTIP”). The table below shows the principal objectives served by each of these components. Each component is described in more detail in Section IV. With the exception of base salary, the table does not include compensation and benefit programs that are available to our executives on the same basis as other employees.

Component	Description	Compensation Objectives
		Attract and Retain Executives	Motivate Executives	Allow Flexibility	Match Expense to Performance Period	Maintain Cost- Effectiveness
Base Salary	Bi-weekly fixed cash payments	X
AIP	Annual performance-based cash plan	X	X	X	X	X
LTIP Cash(1)	Two-year performance-based cash plan	X	X	X	X	X
LTIP Performance-Based Equity	Stock options or performance-based RSUs vesting at two years	X	X	X	X (RSUs but not stock options)	X
LTIP Service-Based Equity	RSUs with service-based vesting at two years	X	X	X

(1)

In prior year proxy staements, we referred to the cash award portion of the LTIP as the Multi-Year Incentive Program, or MYIP. We have removed the reference to the MYIP in this year’s proxy statement to simplify our explanation of this performance-based cash award program.

Stock Ownership Guidelines

We have stock ownership guidelines for our executive officers that serve to further align executives’ interests with those of our stockholders. The requirements are specified in the alternative of shares or dollars to enable flexibility in the event of stock price volatility. Ownership levels must be achieved within five years of appointment as an executive officer; and increased requirements due to promotions must be achieved within three years of promotion. The applicable ownership requirement for the chief executive officer as of the end of fiscal year 2011 is the lesser of 65,000 shares or 3 times base salary. For the chief operating and financial officers, the requirement is the lesser of 25,000 shares or 2 times base salary; and for group vice presidents, it is the lesser of 20,000 shares or 2 times base salary.

III. EXECUTIVE COMPENSATION GOVERNANCE AND PROCEDURES

Role of the Compensation Committee

Through its charter, the compensation committee of the board of directors has been delegated certain responsibilities of the board relating to executive compensation, and oversees the incentive, equity-based and other compensation plans in which our executive officers (including the NEOs) participate. A copy of the committee’s charter can be viewed at http://investor.lamresearch.com.

Key committee responsibilities include, but are not limited to: developing, reviewing and establishing or recommending executive compensation criteria, objectives and packages; evaluating the performance of the chief executive officer and recommending his compensation to the independent members of the board of directors; and reviewing, and approving where appropriate, equity-based compensation plans. The independent members of our board of directors, upon recommendation from the committee, approve the elements of Mr. Newberry’s compensation package. For purposes of this CD&A, a reference to a compensation action or decision by the committee with respect to the NEOs means, in the case of Mr. Newberry, an action or decision by the independent members of our board of directors. For additional information on the committee’s responsibilities, see “Corporate Governance: Board Committees” above.

In order to carry out these responsibilities, the committee receives and reviews information, analysis and proposals prepared by our management and by the committee’s compensation consultant and other advisors (see “Role of Committee Advisors” below).

Role of Executive Officers

The chief executive officer, with support from our human resources and finance organizations, develops recommendations for the compensation of our executive officers, including our NEOs. Typically, these recommendations cover the base salaries, annual incentive plan target award opportunities, long-term incentive plan target award opportunities and the criteria upon which these award opportunities may be earned, as well as actual payout amounts under annual and long-term award plans.

Working with its independent consultant, the committee considers the chief executive officer’s recommendations within the context of competitive compensation data, the committee’s compensation philosophy and objectives, current business conditions, and any other factors it considers relevant. At the request of the committee, the chairman of the board provides input to the committee on the chief executive officer’s recommendations.

Our vice chairman and chief executive officer generally attends committee meetings at the request of the committee. He leaves the meeting for any discussion of his own compensation, when the committee meets in executive session, and at any other time requested by the committee.

Role of Committee Advisors

The committee is authorized to engage its own advisors to assist in carrying out its responsibilities. The committee has engaged the services of Compensia, Inc., a national compensation consulting firm (“Compensia”). Compensia provides the committee with guidance regarding the amount and types of compensation for our NEOs and how these compare to other companies’ compensation practices, as well as guidance on market trends, evolving regulatory requirements and other matters as requested by the committee.

Representatives of Compensia regularly attend committee meetings (including executive sessions without management present), communicate with the committee chair outside of meetings, and assist the committee with the preparation of metrics and targets. Compensia reports to the committee, not to management. At the committee’s request, Compensia meets with members of management to gather and discuss information that is relevant to advising the committee. The committee may replace Compensia or hire additional advisors at any time. Compensia has not provided any other services to the committee or to our management and has received no compensation other than with respect to the services described above.

Peer Group Practices and Survey Data

The committee considers compensation data from a group of comparably-sized companies in the technology industry (the “Peer Group”)3 as one element in establishing the total compensation levels of our executive officers as well as the mix and weighting of individual compensation elements. The committee selects the companies constituting our Peer Group because of their comparability to us based on lines of business and industry, annual revenue, and market capitalization, and because we believe we are likely to compete with them for executive talent. Our Peer Group is focused on the semiconductor, semiconductor equipment and materials and solar technology industries. Based on these criteria, the Peer Group may be modified from year to year. Our most recent Peer Group (adopted for calendar year 2011) consists of the companies listed below, which represents the same Peer Group we used for calendar year 2010 except for the addition of Avago Technologies.

Calendar Year 2011 Peer Group

Altera Corporation	Maxim Integrated Products, Inc.
Analog Devices, Inc.	MEMC Electronic Materials, Inc.
Applied Materials, Inc.	Molex Incorporated
Atmel Corporation	National Semiconductor Corporation
Avago Technologies	Novellus Systems, Inc.
Cypress Semiconductor Corporation	NVIDIA Corporation
Fairchild Semiconductor International, Inc.	SanDisk Corporation
First Solar, Inc.	SunPower Corporation
KLA-Tencor Corporation	Teradyne, Inc.
LSI Corporation	Varian Semiconductor Equipment Associates, Inc.
Marvell Technology Group Ltd	Xilinx, Inc.

[3]	Our Peer Group may differ from peer groups used by proxy research and voting advisory firms such as Institutional Shareholder Services, Inc. and Glass Lewis & Co., LLC.

The following table shows the characteristics of these Peer Group companies compared to the Company:

Metric	Lam Research Calendar Year 2010 ($M)	Target for Peer Group	Median for Calendar Year 2011 Peer Group ($M)
Revenue	$3,004.6	0.5 to 2 times Lam	$2,274.9
Market Capitalization	$6,382.1	0.5 to 2 times Lam	$6,044.5

We derive revenue, market capitalization and NEO compensation data for the Peer Group companies from their public filings with the Securities and Exchange Commission. In addition to analyzing Peer Group information, our human resources department and Compensia analyze selected survey data on base salary, bonus targets, equity awards, and total compensation drawn from the Radford Executive Survey (“Radford Survey”). Radford is a leading provider of compensation data.

The Role of Benchmarking and Target Pay Positioning

The committee reviews compensation practices at Peer Group companies and selected data from the Radford Survey primarily to determine competitive target amounts and types of executive compensation for each individual officer position. The committee generally reviews market data to establish individual target total direct compensation (defined as base salary plus target annual cash incentive awards plus target long-term cash incentive and equity awards). Individual pay positioning depends on a variety of factors, such as prior job performance, job scope and responsibilities, skill set, prior experience, the executive officer’s time in his or her position with us, internal equity regarding pay levels for similar skill levels or positions, external pressures to attract and retain executive talent, Company performance and general market conditions, as well as target pay ranges established by the committee. The current target pay ranges for executive compensation elements are shown in the following table:

Compensation Element	Target Pay
Base salary	50th percentile of Peer Group
Target annual incentive award	75th percentile of Peer Group
Target total cash compensation	60th – 75th percentile of Peer Group
Long-term incentive grant value	50th – 75th percentile of Peer Group

Generally the target levels for individual compensation elements for our NEOs fall within the target ranges above based on our review of the data ranges for our Peer Group. However, for Messrs. Newberry and Maddock and Ms. O’Dowd, base salaries are above the 50th and below the 65th percentile reflecting their individual experience and performance and the scope of their role. For Dr. Gottscho, long-term incentive grant value is greater than target because of the critical skills he brings to the success of the company as our Senior Vice President, Global Products. Actual compensation may vary from the targeted ranges due to Company and organization performance against designated metrics and fluctuations in the Company’s stock price, as described in Section IV of this CD&A.

IV. PRIMARY COMPONENTS OF NEO COMPENSATION; CALENDAR YEAR 2010 COMPENSATION PAYOUTS; CALENDAR YEAR 2011 COMPENSATION ACTIONS

This section describes in more detail the components of our executive compensation program identified in Section II above. It also describes, for each component, the payouts for our NEOs in calendar year 2010, and the actions taken with respect to our NEOs in calendar year 2011.

Base Salary

Base salaries represent one of the primary components of our executive compensation program. We believe the purpose of base salary is to fairly and competitively compensate our executive officers, including our NEOs, with a fixed amount of salary for the jobs they perform. Accordingly, we seek to ensure that our base salary levels are competitive and consistent with Peer Group practice and data generally suggested by the Radford Survey. Adjustments to base salary are generally considered by the committee each year in February.

For calendar years 2010 and 2011, the base salaries of the NEOs were determined by the committee in February and became effective in April based on the factors described above. Base salaries for Mr. Anstice and Dr. Gottscho were increased in December 2010 in connection with their promotions to President and Chief Operating Officer and Senior Vice President, Product Groups, respectively. The base salaries of the NEOs for calendar years 2010 and 2011 are as follows:

Name	Base Salary Effective April 2010		Base Salary Effective April 2011
Stephen G. Newberry	$850,000		$885,000
Martin B. Anstice	$463,500	(1)	$550,000
Ernest E. Maddock	$453,200		$471,000
Richard A. Gottscho	$370,800	(2)	$425,000
Sarah A. O’Dowd	$360,500		$375,000

(1)	Base salary increased to $550,000 effective December 1, 2010.
(2)	Base salary increased to $410,000 effective December 1, 2010.

Annual Incentive Program (“AIP”)

The AIP provides for annual cash incentive awards to our NEOs based on corporate and business unit performance achievement during the calendar year. For the AIP, the committee establishes individual target and maximum award opportunities for each executive officer. Awards are capped at a multiple of the target opportunity, generally 2.25. A performance-based funding factor (the “Funding Factor”) is established to create a pool from which AIP payouts may be made. The committee may exercise negative (but not positive) discretion against the Funding Factor result. The committee also tracks corporate-wide metrics (“Corporate Factor”) and related targets that apply to all executive officers, and business-unit-specific metrics (“Organizational Factors”) and related targets that apply to individual NEOs.

The specific metrics and targets, and their relative weightings, are based upon the recommendation of our chief executive officer as to the measures that will best reflect performance during the applicable period. Targets are set to be challenging but achievable, with Corporate Factor and Organizational Factor targets generally more difficult than the Funding Factor target. Very strong performance is required to receive payouts above the target award opportunity, and weaker performance results in lower payouts. The Funding Factor and the Corporate Factor metrics and related targets are set by the committee, as are the Organizational Factor metrics and related targets for the vice chairman and chief executive officer and for the president and chief operating officer. The chief executive officer sets the Organizational Factors and related targets for the other NEOs. The committee obtains a view of combined corporate and organizational performance relative to the Corporate and Organizational Factors (which are each capped at 1.5) based on multiplying them, if one or both targets were achieved, or averaging them if neither was achieved. It then compares this result to the Funding Factor to determine whether and in what amount to exercise negative discretion.

Targets for the Funding Factor are set on an annual basis; targets for some of the other performance factors are set every six months to preserve the flexibility to make adjustments in response to changes in our highly cyclical business environment which are outside the control of management in order to motivate exceptional performance and deliver stockholder value throughout fluctuating business cycles.

We believe the targets and metrics selected by the committee have been effective to achieve pay-for-performance results, as illustrated in the following table:

Calendar Year	Average NEO’s AIP Payout as % of Target Award Opportunity	Business Environment
2010	166%	Strong operating performance supported by semiconductor industry demand growth
2009	81%	Difficult business environment continues through the first half of calendar year 2009; improving conditions in the second half of calendar year 2009
2008	39%	Rapidly deteriorating economy and demand

The committee reserves the right to settle any AIP payments in cash, Company shares, or any combination of cash and Company shares, based on the Company’s cash position. Historically, AIP payments have been settled in cash.

Calendar year 2010 AIP payouts.

In February 2010, the committee approved the following target AIP award opportunities for calendar year 2010 for the NEOs:

Name	Target Award Opportunity (% of Base Salary Earned)
Mr. Newberry	150%
Mr. Anstice	85%
Mr. Maddock	80%
Dr. Gottscho	80%
Ms. O’Dowd	75%

The differences in target award opportunities among the NEOs were determined based on job scope and responsibilities, as well as an assessment of competitive compensation data. The cap on the award that may be achieved was set at 2.25 times the target award amount.

The committee set the 2010 Funding Factor metric and targets based on a scale of non-GAAP operating income as a percentage of revenue. It was set so that the maximum award opportunity would be available to participants if non-GAAP operating income was greater than 25% of revenue for the first half of calendar year 2010 and at least 20% of revenue for the second half of calendar year 2010. Based on calendar year 2010 non-GAAP operating income of 26% of revenue, the Funding Factor resulted in potential payouts at a factor of 1.97 times the target award opportunity.

The committee set the calendar year 2010 AIP Corporate Factor metric and targets based on non-GAAP operating income. The Corporate Factor and related targets were set in February 2010 for the first half of the year, and in August 2010 for the second half of the year. The calendar year 2010 first half target was non-GAAP operating income of 22% of revenue (based on $1.25 billion of revenue), and the second half target was non-GAAP operating income of 23% of revenue (based on $1.65 billion of revenue). Actual non-GAAP operating income for the first half of calendar year 2010 was 24.2% of revenue and for the second half of calendar year 2010 was 27.4% of revenue, yielding a Corporate Factor result for calendar year 2010 of 1.28.

The Organizational Factor for Mr. Newberry was based 50% on non-GAAP cash from operations, 30% on Etch market share, and 20% on Clean market share. The Organizational Factor for Mr. Anstice was based 50% on non-GAAP cash from operations and 50% on the average Organizational Factors of all organizations reporting to him. For other NEOs, the specific Organizational Factors related to market share and/or performance specific to the business units they manage. The non-GAAP cash from operations target was set in February for the first half of the year, and in August for the second half of the year. The first half target was 24% of revenue (based on $1.25 billion of revenue) with a minimum and maximum non-GAAP cash from operations of 15% and 29% respectively; and the second half target was 25% of revenue (based on $1.65 billion of revenue) with a minimum and maximum non-GAAP cash from operations of 16% and 30% respectively. Actual non-GAAP cash from operations for the first half of calendar year 2010 was 24.9% of revenue, and for the second half was 27.4% of revenue, yielding a performance factor of 1.17.

The Organizational Factors for each NEO and the results determined by the committee are shown in the following chart:

Name	Components and Weighting of Organizational Factors	Component Results	Organizational Factor Results
Mr. Newberry	Non-GAAP cash from operations: 50%	1.17	1.26
	Etch market share: 30%	1.5
	Clean market share: 20%	1.1
Mr. Anstice	Non-GAAP cash from operations: 50%	1.17	1.16
	Average organizational factors of all organizations reporting to Mr. Anstice: 50%	1.15
Mr. Maddock	Achievement of strategic and organizational goals for finance, Silfex and global information systems organizations: 100%	1.20	1.20
Dr. Gottscho	Etch market share, Etch margins and cost metrics, and customer productivity: 100%	1.25	1.25
Ms. O’Dowd	Achievement of strategic and organizational goals for global human resources and legal organizations: 100%	1.185	1.185

After considering the product of the Corporate and Organizational Factors, the committee exercised negative discretion against the Funding Factor result to reach payout amounts that the committee believes reflect overall Company performance, the performance of the leadership team as a whole, and the performance of each individual NEO in the rapidly changing business environment of calendar year 2010. Final 2010 AIP awards were determined for each NEO as follows:

Name	Actual Award	% of Target
Mr. Newberry	$2,166,048	173%
Mr. Anstice	$629,285	159%
Mr. Maddock	$591,375	164%
Dr. Gottscho	$508,144	171%
Ms. O’Dowd	$435,498	162%

2011 AIP targets. In February 2011, the committee approved the following target AIP award opportunities for our NEOs for calendar year 2011:

Name	Target Award Opportunity (% of Base Salary Earned)
Mr. Newberry	150%
Mr. Anstice	100%
Mr. Maddock	85%
Dr. Gottscho	85%
Ms. O’Dowd	75%

In February 2011, the committee also approved the maximum payout opportunity for calendar year 2011 equal to 2.25 times the target award, approved a Funding Factor based on non-GAAP operating income as a percentage of revenue, and approved a Corporate Factor based on non-GAAP operating income and non-GAAP cash from operations. Organizational Factors and targets have also been set.

Long-Term Incentive Program (“LTIP”)

The LTIP is the Company’s vehicle for delivering long-term cash and equity compensation, which are important elements of our executive compensation program. The LTIP operates over two calendar-year performance cycles. For example, the 2009/2010 LTIP cycle covers calendar years 2009 and 2010. For each cycle, equity vesting occurs and cash payments are made in the calendar year following the end of the cycle on an “Award Determination Date.” For example, the Award Determination Date for the 2009/2010 Cash LTIP cycle was in February 2011. An executive officer generally must be continuously employed by us through the Award Determination Date in order to achieve vesting and payment for an LTIP cycle.

Consistent with our philosophy of paying for performance, the LTIP is 75% performance based and 25% service based. The performance-based elements of the program include (i) the Cash LTIP portion of the award (50% of the total LTIP award), which is based on achieving pre-established performance targets, and (ii) one-half of the equity award portion of the LTIP award (25% of the total LTIP award), which is delivered through performance-based equity, either performance-vested RSUs or stock options. The remaining one-half of the LTIP equity award portion (25% of the total LTIP award) is delivered through service-vested RSUs. The performance-based equity component of the LTIP is reviewed annually to determine whether performance-based RSUs or stock options are the most appropriate form for the award based on criteria such as the current business environment, the perceived potential value to motivate and retain the executives, and the accounting impact relative to the potential value delivered. Based on these criteria for the 2010/2011 and 2011/2012 LTIPs, the committee made awards in performance-based RSUs.

The committee establishes individual target award opportunities at the beginning of each two-year cycle based on the executive’s position and responsibilities, an evaluation of the executive’s performance, and an assessment of competitive compensation data. The target amounts for each NEO under the various two-year LTIP program cycles (which includes both the Cash LTIP and Equity LTIP awards) are as follows:

Named Executive Officer	LTIP Cycle	Target Amount
Stephen G. Newberry	2009/2010	$4,000,000
	2010/2011	$4,500,000
	2011/2012	$4,500,000
Martin B. Anstice	2009/2010	$1,750,000
	2010/2011	$2,000,000
	2011/2012	$2,400,000
Ernest E. Maddock	2009/2010	$1,600,000
	2010/2011	$1,600,000
	2011/2012	$1,600,000
Richard A. Gottscho	2009/2010	$1,260,000
	2010/2011	$1,350,000
	2011/2012	$1,600,000
Sarah A. O’Dowd	2009/2010	$1,250,000
	2010/2011	$1,250,000
	2011/2012	$1,250,000

Because each LTIP cycle covers performance in two calendar years, three LTIP cycles affect NEO compensation during each fiscal year. The LTIP cycles that affect NEO compensation for fiscal year 2011 (which is reported in the Summary Compensation Table) are shown in the following chart:

LTIP Compensation Cycles

Note: $V indicates timing of cash payment and equity vesting under indicated cycle

Cash LTIP. The Cash LTIP is a long-term cash incentive program designed to provide competitive levels of compensation to and reward our senior executives for Company performance and stock price appreciation over a performance period. It is also designed to match the performance-based compensation expenses of the Cash LTIP to the periods in which the corporate performance occurs.

One half of the total LTIP target award shown in the table above is made available under the Cash LTIP; and one half of that amount is allocated to each year during the LTIP cycle. Cash LTIP awards are capped at 2.5 times these target amounts.

The committee sets performance metrics and targets under the Cash LTIP, which it believes align pay to performance. The performance metrics are set annually under each two-year plan cycle. The committee set the performance metric for the calendar year 2009 portion of the 2009/2010 Cash LTIP cycle as non-GAAP operating cash flow; and set the performance metric for the calendar year 2010 portion of the 2009/2010 and 2010/2011 Cash LTIP cycles, and for the 2011 calendar year portion of the 2010/2011 and 2011/2012 Cash LTIP cycles, as non-GAAP operating income. Because of the extremely cyclical nature of the Company’s business, targets against those metrics are reviewed every six months. This flexibility allows the committee to react to changes in the external business environment in order to motivate exceptional performance and deliver stockholder value in response to changes in the external business environment during the two-year cycle.

In addition to aligning pay to performance, the Cash LTIP augments payouts to our senior executives in periods of stock price appreciation. Results determined by reference to the performance metric are adjusted based on stock price appreciation. The adjustment is determined based on a ratio of (x) the market price of our common stock over a 50-trading-day period to (y) the market price of our common stock over a 200-trading-day period. Thus the payout amount is determined by achievement against the performance metric and targets, augmented to reflect stock price appreciation. Payouts are subject to a cap of 2.5 times the Target Amount, and the ability of the committee to exercise negative discretion. Payment is made at the Award Determination Date, subject to continued employment by us.

We believe the targets and metrics selected by the committee have been effective to achieve pay-for-performance results. Payouts under the Cash LTIP over the past three LTIP cycles have ranged from 59% to 119% of target, as shown in the table below, reflecting the business environments existing during these LTIP cycles.

Cash LTIP Cycle	Average Cash LTIP Award as % of Target	Business Environment
2009/2010	119%	Industry rebound beginning in 2009
2008/2009	59%	Weak economy; weak semiconductor demand environment
2007/2008	106%	Strong 2007; severe economic decline beginning mid 2008

2009/2010 Cash LTIP payouts. The Award Determination Date for the 2009/2010 Cash LTIP cycle occurred in February 2011, and results were determined and payments made at that time.

The performance metric for the calendar year 2009 portion of the 2009/2010 Cash LTIP cycle was non-GAAP operating cash flow. Performance was measured against a sliding scale from 0% to 120% based on the Company’s performance. The first half of calendar year 2009 operating target was $7 million in non-GAAP cash from operations (based on $350 million in revenue), and the second half of calendar year 2009 operating target was $11 million in non-GAAP cash from operations (based on $628 million in revenue). The calendar year 2009 first half performance was non-GAAP cash from operations of $37 million on revenue of $392 million, and the calendar year 2009 second half performance was non-GAAP cash from operations of $111 million on revenue of $806 million. This cash performance on a higher actual revenue base resulted in a performance factor result for the first half of calendar year 2009 of 0.66 and for the second half of calendar year 2009 of 0.50, reflecting the difficult economic and business environment in which we operated during calendar year 2009.

The performance metric for the calendar year 2010 portion of the 2009/2010 Cash LTIP cycle was non-GAAP operating income. The target for the first half of calendar year 2010 was non-GAAP operating income of 22% of revenue (based on $1.25 billion of revenue), and for the second half of calendar year 2010 non-GAAP operating income of 23% of revenue (based on $1.65 billion of revenue). The calendar year 2010 first half performance was revenue of $1.33 billion and non-GAAP operating income of 24.2% of revenue, and the calendar year 2010 second half performance was revenue of $1.68 billion and non-GAAP operating income of 27.4% of revenue. This performance resulted in a performance factor result for the first half of calendar year 2010 of 1.17 and for the second half of calendar year 2010 of 1.21, reflecting the improved economic and business environment in which we operated during calendar year 2010.

The average stock price modifiers for 2009 and 2010 were 1.05 and 1.49 respectively, based on the 50-day moving stock price average at the end of each quarter over the 200-day moving average of $32.32 for 2009 and $30.32 for 2010, set at the beginning of each calendar year.

Final cash awards were as follows:

2009/2010 LTIP Cash Awards

Name	Target Two-Year Cash Award; (split evenly between CY 2009 and CY 2010)	Total Payout for CY 2009 portion	% of CY 2009 Target	Total Payout for CY 2010 portion	% of CY 2010 Target	Total Two-Year Payout	Total Payout as % of Two- Year Target
Stephen G. Newberry	$2,000,000	$602,825	60.3%	$1,780,899	178.1%	$2,383,724	119.2%
Martin B. Anstice	$875,000	$263,736	60.3%	$779,143	178.1%	$1,042,879	119.2%
Ernest E. Maddock	$800,000	$241,130	60.3%	$712,360	178.1%	$953,490	119.2%
Richard A. Gottscho	$630,000	$189,890	60.3%	$560,983	178.1%	$750,873	119.2%
Sarah A. O’Dowd	$625,000	$188,383	60.3%	$556,531	178.1%	$744,914	119.2%

2010/2011 Cash LTIP. Under the 2010/2011 Cash LTIP, the Award Determination Date will be in February 2012, subject to and based on achievement of the non-GAAP operating profit targets and continued employment by us. The target cash award for each NEO under the 2010/2011 Cash LTIP are shown in the table below.

Name	Target Two-Year Cash Award (split evenly between CY 2010 and CY 2011)
Stephen G. Newberry	$2,250,000
Martin B. Anstice	$1,000,000
Ernest E. Maddock	$800,000
Richard A. Gottscho	$675,000
Sarah A. O’Dowd	$625,000

2011/2012 Cash LTIP. Under the 2011/2012 Cash LTIP, the Award Determination Date will be in 2013, subject to and based on achievement of the performance targets and continued employment by us. The calendar year 2011 performance metric is non-GAAP operating profit. The target cash award for each NEO under the 2011/2012 Cash LTIP are shown in the table below.

Name	Target Two-Year Cash Award (split evenly between CY 2011 and CY 2012)
Stephen G. Newberry	$2,250,000
Martin B. Anstice	$1,200,000
Ernest E. Maddock	$800,000
Richard A. Gottscho	$800,000
Sarah A. O’Dowd	$625,000

Equity LTIP. The Equity LTIP is an equity incentive program designed to provide competitive levels of compensation to and reward our senior executives for Company performance and stock price appreciation over a performance period, using both performance-based and service based awards. One half of the target award for an LTIP cycle is made available under the Equity LTIP. Half of that is awarded in performance-based awards, either stock options or performance-based RSUs, and half in service-based awards. Awards vest on the Award Determination Date following the two-year LTIP cycle, depending on continued employment with us and, in the case of performance-based RSUs, on performance against specified metrics.

2009/2010 Equity LTIP vesting. Under the 2009/2010 Equity LTIP, each NEO received, on February 26, 2009, a grant of stock options and service-based RSUs. These awards vested in full on the Award Determination Date of February 26, 2011, the second anniversary of the grant date:

Name	Target Dollar Amount	Vested RSUs	Vested Options
Stephen G. Newberry	$2,000,000	49,480	123,700
Martin B. Anstice	$875,000	21,648	54,120
Ernest E. Maddock	$800,000	19,792	49,480
Richard A. Gottscho	$630,000	15,586	38,965
Sarah A. O’Dowd	$625,000	15,463	38,658

The number of RSUs granted equaled one-half the target dollar amount for the equity portion of the 2009/2010 LTIP divided by $20.21, the closing price of our common stock on the grant date. The number of stock option shares equals 2.5 times the number of RSU shares.

2010/2011 Equity LTIP awards. Under the 2010/2011 Equity LTIP, each NEO received, on February 5, 2010, a grant of performance-based and service-based RSUs. To determine the number of performance-based and service-based RSUs, one-half of the NEO’s Equity LTIP target dollar amount was divided by $33.29, the closing price of our common stock on the grant date. The performance-based RSUs will vest on the second anniversary of the grant date in February 2012, subject to and based on performance against non-GAAP operating profit targets and continued employment by us. The service-based RSUs vest on the second anniversary of the grant date based on continued employment by us.

The equity awards for the NEOs were as follows:

Named Executive Officer	Target Dollar Amount	Service-based Restricted Stock Units Award	Performance-based Restricted Stock Units Award
Stephen G. Newberry	$2,250,000	33,793	33,793
Martin B. Anstice	$1,000,000	15,019	15,019
Ernest E. Maddock	$800,000	12,015	12,015
Richard A. Gottscho	$675,000	10,138	10,138
Sarah A. O’Dowd	$625,000	9,387	9,387

2011/2012 Equity LTIP Awards. Under the Equity LTIP for 2011/2012, each NEO received, on March 4, 2011, a grant of performance based and service-based RSUs. To determine the number of performance-based and service-based RSUs, one-half of the NEO’s Equity LTIP target dollar amount was divided by $58.27, the closing price of our common stock on the grant date. The performance-based RSUs vest on the second anniversary of the grant date in March 2013, subject to and based on performance against the operating profit targets and continued employment by us. The service-based RSUs vest on the second anniversary of the grant date based on continued employment by us.

The equity awards for the NEOs were as follows:

Named Executive Officer	Target Dollar Amount	Service-based Restricted Stock Units Award	Performance-based Restricted Stock Units Award
Stephen G. Newberry	$2,250,000	19,306	19,306
Martin B. Anstice	$1,200,000	10,296	10,296
Ernest E. Maddock	$800,000	6,864	6,864
Richard A. Gottscho	$800,000	6,864	6,864
Sarah A. O’Dowd	$625,000	5,362	5,362

Other Equity Awards. On February 18, 2011, Dr. Gottscho received a performance-based RSU grant for 8,000 shares under the Global Products Group Key Incentive Plan, which awards RSUs to key product executives based on the achievement of specified goals.

Employment/Change in Control Arrangements

The Company has entered into employment agreements with Messrs. Newberry, Anstice, and Maddock, and change in control agreements with our other executive officers, including Dr. Gottscho, and Ms. O’Dowd. The Company entered into these agreements to assist with attraction and retention of our NEOs and believes that these agreements help facilitate a smooth transaction and transition in connection with a change-in-control event.

The employment agreements generally provide for designated payments in the event of an “involuntary termination” of employment, “death,” or “disability,” as each is defined in the applicable agreements. The employment agreements, and also the change in control agreements, generally provide for designated payments in the case of a “change in control” when coupled with an “involuntary termination” (i.e. a double trigger is required before payment is made due to a change in control), as each is defined in the applicable agreements.

For additional information and detail about post-termination payments under these arrangements, see the “Grants of Plan-Based Awards for Fiscal Year 2011” table and “Outstanding Equity Awards at 2011 Fiscal Year-End” table for more information about the employment agreements, and the “Potential Payments Upon Termination or Change in Control” table.

Other Benefits Not Available to All Employees

Elective Deferred Compensation Plan. The Company maintains an elective deferred compensation plan that allows eligible employees (including all of the NEOs) to voluntarily defer receipt of all or a portion of base salary and certain incentive compensation payments until a date or dates elected by the participating employee. This allows the employee to defer taxes on compensation amounts that are deferred. In addition, we provide a limited Company contribution to the EDCP for all eligible employees.

Supplemental Health and Welfare Benefits. We provide certain health and welfare benefits not generally available to other employees, including the payment of premiums for supplemental long-term disability insurance, executive dental insurance coverage, and an executive medical reimbursement program that reimburses an executive officer’s payment of medical co-insurance and co-payments, and vision care expenses.

We also provide post-retirement medical and dental insurance coverage for eligible former executive officers under our Executive Retirement Medical and Dental Plan, subject to certain eligibility requirements. We have an independent actuarial valuation of this post-retirement benefit conducted annually in accordance with generally accepted accounting principles. The most recent valuation was conducted in June 2011 and reflected the following retirement benefit obligation for the NEOs:

Name	Fiscal Year 2011
Stephen G. Newberry	$367,000
Martin B. Anstice	$204,000
Ernest E. Maddock	$417,000
Richard A. Gottscho	$359,000
Sarah A. O’Dowd	$140,000

V. TAX AND ACCOUNTING CONSIDERATIONS

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid to our vice chairman and chief executive officer and any of our three other most highly compensated executive officers (other than our chief financial officer) in a single tax year. Generally, compensation in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

When we design our executive compensation program, we take into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of section 162(m).

To facilitate the deductibility of compensation payments under section 162(m), in fiscal year 2004, we adopted the Executive Incentive Plan (“EIP”) and obtained stockholder approval for the EIP at that time and again in calendar year 2010. Both the AIP (“Annual Incentive Program”) and the LTIP (“Long-term Incentive Program”) are administered under the EIP. The AIP awards and the LTIP cash awards to our NEOs generally qualify for deductibility under section 162(m) to the extent practicable.

Consistent with the EIP and the regulations under section 162(m), compensation income realized upon the exercise of stock options granted under our LTIP generally will be deductible because the awards are granted by a committee whose members are outside directors and the other conditions of the EIP are satisfied. However, compensation associated with RSUs granted under the LTIP or under the Global Products Group Key Incentive Plan is deductible only to the extent that vesting is based on specific performance goals and the other conditions of the EIP are satisfied. Therefore, compensation income realized upon the vesting of service-based RSUs or upon the vesting of equity awards not meeting the conditions required by the EIP is not deductible to the Company to the extent that the threshold is exceeded.

The committee monitors the application of section 162(m) and the associated Treasury regulations on an ongoing basis and the advisability of qualifying our executive compensation for deductibility of such compensation. The committee’s policy is to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable and if the committee believes it is in the best interests of the Company and its stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that “disqualified individuals” within the meaning of the Code (which generally includes certain officers, directors and employees of the Company) may be subject to additional taxes if they receive payments or benefits in connection with a change in control of the corporation that exceeds certain prescribed limits. The corporation or its successor may also forfeit a deduction on the amounts subject to this additional tax.

We did not provide any of our executive officers, including any NEO, any director, or any other service provider with a “gross-up” or other reimbursement payment for any tax liability that the individual might owe as a result of the application of Sections 280G or 4999 during fiscal year 2011, and we have not agreed and are not otherwise obligated to provide any individual with such a “gross-up” or other reimbursement.

Internal Revenue Code Section 409A

Section 409A of the Code imposes significant additional taxes on an executive officer, director, or service provider that receives non-compliant “deferred compensation” that is within the scope of section 409A. Among other things, section 409A potentially applies to the cash awards under the LTIP, the Elective Deferred Compensation Plan, certain equity awards, and severance arrangements.

To assist our employees in avoiding additional taxes under section 409A, we have structured the LTIP, the Elective Deferred Compensation Plan, and our equity awards in a manner intended to qualify them for exclusion from or compliance with section 409A.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for accounting for our stock options and other stock-based awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock option grants and other equity awards using a variety of assumptions. This calculation is performed for accounting purposes. ASC 718 also requires companies to recognize the compensation cost of stock option grants and other stock-based awards in their income statements over the period that an employee is required to render service in exchange for the option or other equity award.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K.

This Compensation Committee Report shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The report shall not be deemed soliciting material.

COMPENSATION COMMITTEE

Grant M. Inman (Chair)

Robert M. Berdahl

Michael R. Cannon

Christine A. Heckart

Abhijit Y. Talwalkar

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

None of the committee members has ever been an officer or employee of Lam Research. No interlocking relationship exists or existed during fiscal year 2011 between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($) (16)	All Other Compensation ($) (17)	Total ($)
Stephen G. Newberry	2011	$857,852	$0		$2,249,921	$0	$6,274,853	(3)	$0	$10,619	$9,393,245
Chief Executive Officer	2010	$737,473	$0		$2,249,938	$0	$3,211,287	(4)	$0	$11,184	$6,209,882
and Vice Chairman	2009	$746,154	$0		$999,991	$969,234	$1,550,036	(5)	$0	$9,876	$4,275,291

Martin B. Anstice	2011	$512,738	$0		$1,199,896	$0	$2,518,831	(6)	$0	$16,459	$4,247,924
President and	2010	$425,141	$0		$999,965	$0	$1,385,442	(7)	$0	$16,857	$2,827,405
Chief Operating Officer	2009	$415,865	$0		$437,506	$424,050	$733,090	(8)	$0	$15,767	$2,026,278

Ernest E. Maddock	2011	$457,194	$0		$799,931	$0	$2,096,358	(9)	$0	$18,069	$3,371,552
Senior Vice President and	2010	$415,693	$0		$799,959	$0	$1,224,780	(10)	$0	$17,987	$2,458,419
Chief Financial Officer	2009	$412,846	$102,649	(18)	$399,996	$387,694	$687,125	(11)	$0	$10,794	$2,001,104

Richard A. Gottscho	2011	$396,781	$0		$1,248,731	$0	$1,799,597	(12)	$0	$18,913	$3,464,022
Senior Vice President,	2010	$345,363	$28,918	(19)	$1,607,108	$0	$995,312	(13)	$0	$41,719	$3,018,420
Global Products	2009	$346,154	$0		$708,913	$305,305	$495,880	(14)	$0	$14,539	$1,870,791

Sarah A. O’Dowd	2011	$363,753	$0		$624,887	$0	$1,611,267	(15)	$0	$16,783	$2,616,690
Group Vice President,
Human Resources and
Chief Legal Officer

(1)

The amounts shown in this column represent the value of restricted stock unit awards granted during fiscal year 2011 in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the restricted stock units in fiscal year 2011 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2011. 2009 amounts were recalculated to reflect a change in stock valuation methodology from FAS 123(R) to ASC 718.

(2)

The amounts shown in this column represent the grant date fair value of option awards in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the option awards are set forth in Note 11 in Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2009.

(3)

Represents $2,166,049 earned by Mr. Newberry under the 2010 AIP, $991,698 accrued on Mr. Newberry’s behalf for performance during fiscal year 2011 under the 2009/2010 Cash LTIP, $2,326,259 accrued on Mr. Newberry’s behalf for performance during fiscal year 2011 under the 2010/2011 Cash LTIP, and $790,847 accrued on Mr. Newberry’s behalf for performance during fiscal year 2011 under the 2011/2012 Cash LTIP. Mr. Newberry has received the amounts accrued under the 2009/2010 Cash LTIP, and will be eligible to receive the amounts accrued under the 2010/2011 and 2011/2012 Cash LTIPs if he remains employed by the Company through the respective award determination dates in February 2012 or February 2013.

(4)

Represents $715,760 earned by Mr. Newberry under the 2009 AIP, $545,650 accrued on Mr. Newberry’s behalf for performance during fiscal year 2010 under the 2008/2009 Cash LTIP, $1,062,026 accrued on Mr. Newberry’s behalf for performance during fiscal year 2010 under the 2009/2010 Cash LTIP, and $887,851 accrued on Mr. Newberry’s behalf for performance during fiscal year 2010 under the 2010/2011 Cash LTIP. Mr. Newberry has received the amounts accrued under the 2008/2009 Cash LTIP and the 2009/2010 Cash LTIP, and will be eligible to receive the amounts accrued under the 2010/2011 Cash LTIP if he remains employed by the Company through the payment determination date in February 2012.

(5)

Represents $300,000 earned by Mr. Newberry under the 2008 AIP, $122,723 accrued on Mr. Newberry’s behalf for performance during fiscal 2009 under the 2007/2008 Cash LTIP, $797,313 accrued on Mr. Newberry’s behalf for performance during fiscal 2009 under the 2008/2009 Cash LTIP, and $330,000 accrued on Mr. Newberry’s behalf for performance during fiscal 2009 under the 2009/2010 Cash LTIP. Mr. Newberry has received the amounts accrued under the 2007/2008, 2008/2009, and 2009/2010 Cash LTIPs.
(6)

Represents $629,285 earned by Mr. Anstice under the 2010 AIP, $433,868 accrued on Mr. Anstice’s behalf for performance during fiscal year 2011 under the 2009/2010 Cash LTIP, $1,033,893 accrued on Mr. Anstice’s behalf for performance during fiscal year 2011 under the 2010/2011 Cash LTIP, and $421,785 accrued on Mr. Anstice’s behalf for performance during fiscal year 2011 under the 2011/2012 Cash LTIP. Mr. Anstice has received the amounts accrued under the 2009/2010 Cash LTIP, and will be eligible to receive the amounts accrued under the 2010/2011 and 2011/2012 Cash LTIPs if he remains employed by the Company through the respective award determination dates in February 2012 or February 2013.

(7)

Represents $287,482 earned by Mr. Anstice pursuant to the 2009 AIP, $238,722 accrued on Mr. Anstice’s behalf for performance during fiscal year 2010 under the 2008/2009 Cash LTIP, $464,637 accrued on Mr. Anstice’s behalf for performance during fiscal year 2010 under the 2009/2010 Cash LTIP, and $394,601 accrued on Mr. Anstice’s behalf for performance during fiscal year 2010 under the 2010/2011 Cash LTIP. Mr. Anstice has received the amounts accrued under the 2008/2009 Cash LTIP and the 2009/2010 Cash LTIP, and will be eligible to receive the amounts accrued under the 2010/2011 Cash LTIP if he remains employed by the Company through the payment determination date in February 2012.

(8)

Represents $134,831 earned by Mr. Anstice pursuant to the 2008 AIP, $82,152 accrued on Mr. Anstice’s behalf for performance during fiscal 2009 under the 2007/2008 Cash LTIP, $371,732 accrued on Mr. Anstice’s behalf for performance during fiscal 2009 under the 2008/2009 Cash LTIP, and $144,375 accrued on Mr. Anstice’s behalf for performance during fiscal 2009 under the 2009/2010 Cash LTIP. Mr. Anstice has received the amounts accrued under the 2007/2008, 2008/2009, and 2009/2010 Cash LTIPs.

(9)

Represents $ 591,375 earned by Mr. Maddock under the 2010 AIP, $396,679 accrued on Mr. Maddock’s behalf for performance during fiscal year 2011 under the 2009/2010 Cash LTIP, $827,114 accrued on Mr. Maddock’s behalf for performance during fiscal year 2011 under the 2010/2011 Cash LTIP, and $281,190 accrued on Mr. Maddock’s behalf for performance during fiscal year 2011 under the 2011/2012 Cash LTIP. Mr. Maddock has received the amounts accrued under the 2009/2010 Cash LTIP, and will be eligible to receive the amounts accrued under the 2010/2011 and 2011/2012 Cash LTIPs if he remains employed by the Company through the respective award determination dates in February 2012 or February 2013.

(10)

Represents $266,028 earned by Mr. Maddock pursuant to the 2009 AIP, $218,260 accrued on Mr. Maddock’s behalf for performance during fiscal year 2010 under the 2008/2009 Cash LTIP, $424,811 accrued on Mr. Maddock’s behalf for performance during fiscal year 2010 under the 2009/2010 Cash LTIP, and $315,681 accrued on Mr. Maddock’s behalf for performance during fiscal year 2010 under the 2010/2011 Cash LTIP. Mr. Maddock has received the amounts accrued under the 2008/2009 Cash LTIP and the 2009/2010 Cash LTIP, and will be eligible to receive the amounts accrued under the 2010/2011 Cash LTIP if he remains employed by the Company through the payment determination date in February 2012.

(11)

Represents $141,786 earned by Mr. Maddock pursuant to the 2008 AIP, $74,545 accrued on Mr. Maddock’s behalf for performance during fiscal 2009 under the 2007/2008 Cash LTIP, $338,794 accrued on Mr. Maddock’s behalf for performance during fiscal 2009 under the 2008/2009 Cash LTIP, and $132,000 accrued on Mr. Maddock’s behalf for performance during fiscal 2009 under the 2009/2010 Cash LTIP. Mr. Maddock has received the amounts accrued under the 2007/2008, 2008/2009, and 2009/2010 Cash LTIPs.

(12)

Represents $508,144 earned by Dr. Gottscho under the 2010 AIP, $312,385 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2011 under the 2009/2010 Cash LTIP, $697,878 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2011 under the 2010/2011 Cash LTIP, and $281,190 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2011 under the 2011/2012 Cash LTIP. Dr. Gottscho has received the amounts accrued under the 2009/2010 Cash LTIP, and will be eligible to receive the amounts accrued under the 2010/2011 and 2011/2012 Cash LTIPs if he remains employed by the Company through the respective award determination dates in February 2012 or February 2013.

(13)

Represents $222,539 earned by Dr. Gottscho pursuant to the 2009 AIP, $171,880 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2010 under the 2008/2009 Cash LTIP, $334,538 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2010 under the 2009/2010 Cash LTIP, and $266,355 accrued on Dr. Gottscho’s behalf for performance during fiscal year 2010 under the 2010/2011 Cash LTIP. Dr. Gottscho has received the amounts accrued under the 2008/2009 Cash LTIP and the 2009/2010 Cash LTIP, and will be eligible to receive the amounts accrued under the 2010/2011 Cash LTIP if he remains employed by the Company through the payment determination date in February 2012.

(14)

Represents $114,325 earned by Dr. Gottscho pursuant to the 2008 AIP, $277,605 accrued on Dr. Gottscho’s behalf for performance during fiscal 2009 under the 2008/2009 Cash LTIP, and $103,950 accrued on Dr. Gottscho’s behalf for performance during fiscal 2009 under the 2009/2010 Cash LTIP. Dr. Gottscho has received the amounts accrued under the 2008/2009 and 2009/2010 Cash LTIPs.

(15)

Represents $435,498 earned by Ms. O’Dowd under the 2010 AIP, $309,906 accrued on Ms. O’Dowd’s behalf for performance during fiscal year 2011 under the 2009/2010 Cash LTIP, $646,183 accrued on Ms. O’Dowd’s behalf for performance during fiscal year 2011 under the 2010/2011 Cash LTIP, and $219,680 accrued on Ms. O’Dowd’s behalf for performance during fiscal year 2011 under the 2011/2012 Cash LTIP. Ms. O’Dowd has received the amounts accrued under the 2009/2010 Cash LTIP, and will be eligible to receive the amounts accrued under the 2010/2011 and 2011/2012 Cash LTIPs if she remains employed by the Company through the respective award determination dates in February 2012 or February 2013.

(16)	Reflects interest earned on deferred compensation, to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.
(17)	Please refer to the “All Other Compensation” table, which follows this table, for additional information.
(18)	Represents a bonus paid to compensate Mr. Maddock for the increase in exercise price of certain stock options.
(19)	Represents a bonus equal to the additional income tax due to section 409A for certain stock option awards.

All Other Compensation for Fiscal Year 2011

Name	Fiscal Year	Company Matching Contribution to the Company’s Section 401(k) Plan	Company Paid Long-Term Disability Insurance Premiums (1)	Company Paid Life Insurance Premiums (2)	Company Paid Healthcare Insurance Premiums (3)	Total
Stephen G. Newberry	2011	$0	$370	$1,320	$8,929	$10,619
Martin B. Anstice	2011	$6,234	$0	$1,296	$8,929	$16,459
Ernest E. Maddock	2011	$7,549	$929	$1,289	$8,302	$18,069
Richard A. Gottscho	2011	$8,067	$1,174	$1,235	$8,437	$18,913
Sarah A. O’Dowd	2011	$7,253	$0	$1,228	$8,302	$16,783

(1)	Represents the portion of supplemental long term disability insurance premiums paid by the Company.
(2)	Represents the portion of life insurance premiums paid by the Company.
(3)	Represents the portion of executive dental and executive medical reimbursement insurance premiums paid by the Company.

Grants of Plan-Based Awards for Fiscal Year 2011

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Award Type	Grant Date	Approval Date	Target ($) (1)	Maximum ($)	Target (#) (3)
Stephen G. Newberry	Annual Incentive Program	N/A	2/7/2011	$1,328,000	$2,988,000	0	0	0	$0
	Equity LTIP	3/4/2011	2/7/2011	$0	$0	19,306	19,306	0	$2,249,921
	Cash LTIP	N/A	2/7/2011	$2,250,000	$5,625,000	0	0	0	$0

Martin B. Anstice	Annual Incentive Program	N/A	2/7/2011	$550,000	$1,238,000	0	0	0	$0
	Equity LTIP	3/4/2011	2/7/2011	$0	$0	10,296	10,296	0	$1,199,896
	Cash LTIP	N/A	2/7/2011	$1,200,000	$3,000,000	0	0	0	$0

Ernest E. Maddock	Annual Incentive Program	N/A	2/7/2011	$400,000	$900,000	0	0	0	$0
	Equity LTIP	3/4/2011	2/7/2011	$0	$0	6,864	6,864	0	$799,931
	Cash LTIP	N/A	2/7/2011	$800,000	$2,000,000	0	0	0	$0

Richard A. Gottscho	Annual Incentive Program	N/A	2/7/2011	$361,000	$812,000	0	0	0	$0
	Equity LTIP	3/4/2011	2/7/2011	$0	$0	6,864	6,864	0	$799,931
	Cash LTIP	N/A	2/7/2011	$800,000	$2,000,000	0	0	0	$0
	Performance-Based RSU (2)	2/18/2011	2/7/2011	$0	$0	8,000	0	0	$448,800

Sarah A. O’Dowd	Annual Incentive Program	NA	2/7/2011	$281,000	$632,000	0	0	0	$0
	Equity LTIP	3/4/2011	2/7/2011	$0	$0	5,362	5,362	0	$624,887
	Cash LTIP	NA	2/7/2011	$625,000	$1,562,500	0	0	0	$0

(1)	Base salary used to calculate the AIP target was base salary approved in February 2011. Actual eligible base earnings under the AIP could be different.

(2)	Represents the performance-based Global Products Group Key Incentive Plan RSU program with a single estimated payout. Amount shown is for performance awards granted during fiscal year 2011.
(3)	Represents RSUs with performance-based vesting.
(4)	Represents RSUs with service-based vesting.
(5)

The amounts shown in this column represent the value of restricted stock unit awards granted during fiscal year 2011 in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the restricted stock units in fiscal year 2011 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Stephen G. Newberry	0		0	$0	N/A	33,793	(2)	$1,460,533	33,793	(3)	$1,460,533
	0		0	$0	N/A	19,306	(4)	$834,405	19,306	(5)	$834,405
	123,700	(6)	0	$20.21	2/26/2014	0		$0	0		$0

Martin B. Anstice	0		0	$0	N/A	15,019	(2)	$649,121	15,019	(3)	$649,121
	0		0	$0	N/A	10,296	(4)	$444,993	10,296	(5)	$444,993
	29,120	(6)	0	$20.21	2/26/2014	0		$0	0		$0

Ernest E. Maddock	0		0	$0	N/A	12,015	(2)	$519,288	12,015	(3)	$519,288
	0		0	$0	N/A	6,864	(4)	$296,662	6,864	(5)	$296,662
	24,480	(6)	0	$20.21	2/26/2014	0		$0	0		$0

Richard A. Gottscho	0		0	$0	N/A	10,138	(2)	$438,164	10,138	(3)	$438,164
	0		0	$0	N/A	6,864	(4)	$296,662	6,864	(5)	$296,662
	0		0	$0	N/A	0		$0	4,000	(7)	$172,880
	0		0	$0	N/A	0		$0	8,000	(8)	$345,760

Sarah A. O’Dowd	0		0	$0	N/A	9,387	(2)	$405,706	9,387	(3)	$405,706
	0		0	$0	N/A	5,362	(4)	$231,746	5,362	(5)	$231,746
	38,658	(6)	0	$20.21	2/26/2014	0		$0	0		$0

(1)	Calculated by multiplying the number of unvested shares by $43.22, the closing price per share of our common stock on June 24, 2011.
(2)	RSUs were granted on February 5, 2010. 100% of the RSUs will vest on February 5, 2012 provided that the person remains an employee on such date.
(3)

RSUs were granted on February 5, 2010 and are subject to performance criteria and continued service. 100% of the RSUs will vest on February 5, 2012 provided that the performance criterion has been met and the person remains an employee on such date.

(4)	RSUs were granted on March 4, 2011. 100% of the RSUs will vest on March 4, 2013 provided that the person remains an employee on such date.
(5)

RSUs were granted on March 4, 2011 and are subject to performance criteria and continued service. 100% of the RSUs will vest on March 4, 2013 provided that the performance criterion has been met and the person remains an employee on such date.

(6)	Options were granted on February 26, 2009. 100% of the options vested on February 26, 2011.
(7)

RSUs were granted on February 5, 2010 and are subject to performance criteria and continued service. 100% of the RSUs will vest on January 1, 2012 provided that the performance criterion has been met and the person remains an employee on such date.

(8)

RSUs were granted on February 18, 2011 and are subject to performance criteria and continued service. 100% of the RSUs will vest on January 1, 2012 provided that the performance criterion has been met and the person remains an employee on such date.

Option Exercises and Stock Vested for Fiscal Year 2011

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen G. Newberry	0	$0	49,480	$2,738,718
Martin B. Anstice	27,849	$759,421	21,648	$1,198,217
Ernest E. Maddock	28,050	$1,005,113	19,792	$1,095,487
Richard A. Gottscho	38,965	$1,365,926	52,586	$2,574,045
Sarah A. O’Dowd	0	$0	15,463	$855,877

(1)

The table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the NEOs during fiscal year 2011, which ended on June 26, 2011.

Non-Qualified Deferred Compensation for Fiscal Year 2011

Name	Executive Contributions in FY11 ($)	Registrant Contributions in FY11 ($) (1)	Aggregate Earnings in FY11 ($) (2)	Aggregate Withdrawals/ Distributions in FY11 ($)	Aggregate Balance at FYE11 ($)
Stephen G. Newberry	$0	$0	$58,793	$0	$1,225,817
Martin B. Anstice	$860,233	$2,500	$318,864	$0	$2,320,705
Ernest E. Maddock	$409,048	$674	$906,309	$0	$9,294,794
Richard A. Gottscho	$0	$0	$89,551	$0	$1,525,072
Sarah A. O’Dowd	$271,219	$2,500	$1,801	$0	$383,292

(1)	Represents the amount that the Company credited to the Elective Deferred Compensation Plan (“EDCP”), which is 3% of Executive Contribution during calendar year 2010, to a maximum benefit of $2,500.
(2)	The NEOs did not receive above-market or preferential earnings in fiscal year 2011.

Employment/Change in Control Arrangements

Employment Agreements

Stephen G. Newberry

The Company and Mr. Newberry entered into an employment agreement, effective July 1, 2009, for a term of three years, subject to the right of the Company or Mr. Newberry, under certain circumstances, to terminate the agreement prior to such time.

Under the terms of the agreement, Mr. Newberry will receive a base salary. Effective April 2011, this base salary was adjusted to $885,000. Mr. Newberry is also entitled to participate in any short-term or long-term variable compensation programs offered by the Company to its executive officers generally, subject to the applicable terms and conditions of those programs and the approval of the independent members of the board, and to participate in the Company’s Elective Deferred Compensation Plan. Mr. Newberry receives other benefits, such as health insurance, vacation, and benefits under other plans and programs generally applicable to executive officers of the Company.

If an Involuntary Termination (as defined in Mr. Newberry’s agreement) of Mr. Newberry’s employment occurs, other than in connection with a change in control (as defined in the agreement), Mr. Newberry will be entitled to: (1) a lump-sum cash payment equal to 18 months of his then-current base salary (without giving effect to any salary reduction program currently in effect), plus an amount equal to the average of the last five annual payments made to Mr. Newberry under the AIP or any predecessor or successor programs (the “Short Term Program,” and such average, the “Short Term Program Average”), plus an amount equal to the pro-rata amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated had his employment continued until the end of such calendar year, such pro-rata portion to be calculated based on the performance results achieved under the Short Term program and the number of full months elapsed prior to the termination date; (2) payment of any amounts accrued as of the date of termination under any long-term cash-based variable-compensation programs of the Company (the “Long Term Cash Programs”), the payment of which generally occurs during February of a calendar year with respect to incentive programs relating to the prior calendar year; (3) certain medical benefits; and (4) vesting, as of the date of termination, of a pro rata portion (based on time of service) of the unvested stock option or RSU awards granted to Mr. Newberry at least twelve months prior to the termination date.

If a change in control of the Company (as defined in the agreement) occurs during the period of Mr. Newberry’s employment, and if there is an Involuntary Termination of Mr. Newberry’s employment either in contemplation of or within the 12 months following the change in control, Mr. Newberry will be entitled to: a lump-sum cash payment equal to 18 months of Mr. Newberry’s then-current base salary, plus an amount equal to the Short Term Program Average, plus an additional amount equal to the amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated multiplied by the number of full months worked in that calendar year divided by twelve; certain medical benefits; vesting, as of the date of termination, of the unvested stock option or RSU awards granted to Mr. Newberry prior to the change in control; and payment of any amounts accrued as of the change in control under the Long Term Cash Programs, plus an amount equal to the remaining target amount under the Long Term Cash Programs.

If Mr. Newberry’s employment is terminated due to disability or in the event of his death, Mr. Newberry (or his estate) will be entitled to: (1) a lump-sum cash payment equal to 12 months of his then-current base salary (without giving effect to any salary reduction program currently in effect) less, in the case of his death, certain insurance payments, plus the pro-rata amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated had his employment continued until the end of such calendar year, such pro-rata portion to be calculated based on the performance results achieved under the Short Term Program and the number of full months elapsed prior to the termination date; (2) payment of any amounts accrued as of the date of termination under the Long Term Cash Programs (the payment of which generally occurs during February of a calendar year with respect to incentive programs relating to the prior calendar year); (3) certain medical benefits (in the case of Mr. Newberry’s death, benefits to which his dependents are entitled); and (4) vesting, as of the date of termination, of at least 50% of the unvested stock option or RSU awards granted to Mr. Newberry prior to the date of termination (or a pro rata amount, based on period of service, if greater than 50%).

If Mr. Newberry voluntarily resigns, he will be entitled to no additional benefits and stock options and RSUs will cease to vest on the termination date, and stock options will be cancelled unless they are exercised within ninety days after the termination date.

Mr. Newberry’s agreement also subjects Mr. Newberry to customary confidentiality and non-competition obligations during the term of the agreement, and non-solicitation obligations for a period of six months following the termination of his employment. The agreement also requires Mr. Newberry to execute a release in favor of the Company to receive the payments described above.

Martin B. Anstice

The terms of Mr. Anstice’s agreement are substantively similar to those of Mr. Newberry’s agreement. Effective March 2011, Mr. Anstice’s salary was $550,000. Mr. Anstice is entitled to payment of twelve months’ COBRA premiums in the event he is not eligible for the Company’s Executive Retirement Medical and Dental Plan.

The severance terms of Mr. Anstice’s agreement are generally similar to those of Mr. Newberry’s agreement, provided that (1) Mr. Anstice will receive 12 months’ base salary instead of 18 months’ in the event of his Involuntary Termination; (2) instead of a payment of the full Short Term Program Average, he will receive a payment of 50% of the Short Term Program Average; and (3) in the event of death or disability, Mr. Anstice will not be entitled to any payment based on his base salary. The change in control terms of Mr. Anstice’s agreement are generally similar to those of Mr. Newberry’s agreement, provided that Mr. Anstice will receive 12 months’ base salary instead of 18 months’ in the event of his Involuntary Termination.

Ernest E. Maddock

The terms of Mr. Maddock’s agreement are substantively similar to those of Mr. Anstice’s agreement. Effective April 2011, Mr. Maddock’s salary was $471,000.

Change in Control Agreements

We entered into change in control agreements with Dr. Gottscho and Ms. O’Dowd, which provide that, if a change in control (defined as in Mr. Newberry’s agreement) of the Company occurs during the period of employment of the applicable executive officer under the change in control agreement, and there is an Involuntary Termination (defined as in Mr. Newberry’s agreement) of the executive officer’s employment, the executive officer will be entitled to payments and benefits substantively similar to those contained in the change in control provisions of Messrs. Anstice and Maddock’s agreements.

The change in control agreements contain confidentiality, non-competition, and non-solicitation terms that are substantively similar to those of Messrs. Anstice and Maddock’s agreements, and require Dr. Gottscho and Ms. O’Dowd to execute releases in favor of the Company to receive the payments described in the previous paragraph.

Equity Plans

In addition to the above, certain of our stock plans provide for accelerated benefits after certain events. While the applicable triggers under each plan vary, these events generally include: (i) a merger or consolidation in which the Company is not the surviving entity, (ii) a sale of substantially all of the Company’s assets, including a liquidation or dissolution of the Company, or (iii) a change in the ownership of more than 50% of our outstanding securities by tender offer or similar transaction. After a designated event, the vesting of some or all of awards granted under these plans may be immediately accelerated in full, or certain awards may be assumed, substituted, replaced or settled in cash by a surviving corporation or its parent. The specific treatment of awards in a particular transaction will be determined by the board and/or the terms of the applicable transaction documents.

Potential Payments of Named Executives Officers Upon Termination or Change in Control. The tables below summarize the potential payments to our NEOs, assuming a change in control of the Company as of the end of fiscal year 2011. These amounts are calculated assuming that the employment termination or change in control occurs on the last day of fiscal year 2011, June 26, 2011. The closing price per share of our common stock on June 24, 2011, which was the last trading day of fiscal year 2011, was $43.22.

Mr. Newberry

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$885,000	$—	$1,327,500	$1,327,500
Short-term Incentive (5-year average)	$—	$—	$—	$1,219,043	$1,219,043
Short-term Incentive (pro rata 2011)	$—	$663,750	$—	$663,750	$609,521
Long-term Incentives:
2010-2011 Cash LTIP	$—	$3,214,110	$—	$3,214,110	$3,776,610
2011-2012 Cash LTIP	$—	$790,847	$—	$790,847	$2,478,347
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—
Restricted Stock Units (Unvested and Accelerated)	$—	$2,781,783	$—	$1,947,378	$4,589,878
Benefits and Perquisites
Health Benefit Continuation	$367,000	$367,000	$—	$367,000	$367,000
Total	$367,000	$8,702,490	$—	$9,529,628	$14,367,899

Mr. Anstice

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$—	$—	$550,000	$550,000
Short-term Incentive (5-year average)	$—	$—	$—	$200,207	$400,414
Short-term Incentive (pro rata 2011)	$—	$275,000	$—	$275,000	$200,207
Long-term Incentives:
2010-2011 Cash LTIP	$—	$1,428,493	$—	$1,428,493	$1,678,493
2011-2012 Cash LTIP	$—	$421,785	$—	$421,785	$1,321,785
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—
Restricted Stock Units (Unvested and Accelerated)	$—	$1,310,488	$—	$865,495	$2,188,229
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	$—	$28,711	$—	$28,711	$28,711
Total	$—	$3,464,477	$—	$3,769,691	$6,367,839

Mr. Maddock

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$—	$—	$471,000	$471,000
Short-term Incentive (5-year average)	$—	$—	$—	$200,054	$400,107
Short-term Incentive (pro rata 2011)	$—	$200,175	$—	$200,175	$200,054
Long-term Incentives:
2010-2011 Cash LTIP	$—	$1,142,795	$—	$1,142,795	$1,342,795
2011-2012 Cash LTIP	$—	$281,190	$—	$281,190	$881,190
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—
Restricted Stock Units (Unvested and Accelerate	$—	$989,046	$—	$692,384	$1,631,901
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	$—	$22,766	$—	$22,766	$22,766
Total	$—	$2,635,972	$—	$3,010,364	$4,949,813

Dr. Gottscho

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$—	$—	$—	$425,000
Short-term Incentive (5-year average)	$—	$—	$—	$—	$333,552
Short-term Incentive (pro rata 2011)	$—	$—	$—	$—	$166,776
Long-term Incentives:
2010-2011 Cash LTIP	$—	$—	$—	$—	$1,132,983
2011-2012 Cash LTIP	$—	$—	$—	$—	$881,190
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—
Restricted Stock Units (Unvested and Accelerated)	$—	$—	$—	$—	$1,988,293
Benefits and Perquisites
Health Benefit Continuation	$359,000	$359,000	$—	$359,000	$359,000
Total	$359,000	$359,000	$—	$359,000	$5,286,794

Ms. O’Dowd

		Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination	Disability or Death	For Cause	Not for Cause	Change of Control
Compensation
Severance	$—	$—	$—	$—	$375,000
Short-term Incentive (5-year average)	$—	$—	$—	$—	$299,076
Short-term Incentive (pro rata 2011)	$—	$—	$—	$—	$149,538
Long-term Incentives:
2010-2011 Cash LTIP	$—	$—	$—	$—	$1,049,058
2011-2012 Cash LTIP	$—	$—	$—	$—	$688,430
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—
Restricted Stock Units (Unvested and Accelerated)	$—	$—	$—	$—	$1,274,904
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	$—	$—	$—	$—	$22,766
Total	$—	$—	$—	$—	$3,858,772

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of June 26, 2011, regarding securities authorized for issuance under the Company’s equity compensation plans. The equity compensation plans of the Company include the 1997 Stock Incentive Plan, the 1999 Stock Option Plan, the 1999 Employee Stock Purchase Plan, and the 2007 Stock Incentive Plan, each as amended and as may be amended.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights (5)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,585,204	(1)(2)	$21.29	18,426,686	(3)
Equity compensation plans not approved by security holders	56,069	(4)	$22.49	0

Total	2,641,273		$21.50	18,426,686

(1)

Includes 37,000 shares issuable under the Company’s 1997 Stock Incentive Plan, which expired prior to June 26, 2011. While there are options still outstanding that were issued pursuant to the Plan, no additional grants may be made under it.

(2)

Includes 2,548,204 shares issuable under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The 2007 Plan was adopted by the board in August 2006, approved by the Company’s stockholders in November 2006, and amended by the board in November 2006. The term of the 2007 Plan is ten years from the latest date of any approval, amendment, or restatement of the Plan by the Company’s stockholders. The 2007 Plan reserves for issuance up to 15,000,000 shares of the Company’s common stock.

(3)

Includes 9,672,531 shares available for future issuance under the 1999 Employee Stock Purchase Plan, as amended (the “1999 ESPP”). This number does not include shares that may be added to the 1999 ESPP share reserve in the future in accordance with the terms of the 1999 ESPP. The 1999 ESPP was adopted by the board in September 1998, approved by the stockholders in November 1998, amended by stockholder approval in November 2003, and amended by the board in May 2010. The term of the 1999 ESPP is twenty years from its effective date of September 30, 1998, unless otherwise terminated or extended in accordance with its terms.

(4)	Includes shares issuable under the Company’s 1999 Stock Option Plan (the “1999 Option Plan”). The 1999 Option Plan expired in November 2008.
(5)	Does not include restricted stock units (RSUs).

PROPOSAL NO. 2

ADVISORY VOTE ON FISCAL YEAR 2011 EXECUTIVE COMPENSATION (“SAY ON PAY”)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules. Although the vote is advisory and is not binding on us or on our board of directors, our compensation committee and, as appropriate, our board, will take into account the outcome of the vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address stockholder concerns.

We believe that our compensation philosophy has allowed us to attract, retain, and motivate qualified executive officers who have contributed to our success. For more information regarding the compensation of our named executive officers and our compensation philosophy, we encourage you to read the section of this proxy entitled “Executive Compensation and Other Information — Compensation Discussion & Analysis,” the compensation tables and the narrative discussion following the compensation tables for a more detailed discussion of our compensation policies and practices.

We are asking for stockholder approval, on an advisory or non-binding basis, of the compensation of our named executive officers in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Vote Required to Approve Proposal No. 2; Board Recommendation

Stockholder approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present and cast on the matter, in person or by proxy, at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY OR NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Act also enables the Company’s stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. This “say on frequency” vote is required to be held at least once every six years.

After consideration of the frequency alternatives, our board of directors believes that conducting an advisory vote on executive compensation on a one-year basis is appropriate for the Company and its stockholders at this time.

Vote Required to Approve Proposal No. 3; Board Recommendation

Stockholders are asked to specify one of four votes on this proposal: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove of the board of directors’ recommendation. The Proxy Holders will vote all proxies received for an advisory vote to approve executive compensation on a one-year basis unless instructed otherwise. Approval of the frequency of an advisory vote to approve executive compensation will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of “for” votes will be considered the advisory vote of the stockholders. Abstentions and broker non-votes will not count as votes cast “for” or “against” any frequency choice, and will have no direct effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF ONE YEAR FOR THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders are being asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012. Ernst & Young LLP has been the Company’s independent registered public accounting firm (independent auditor) since fiscal year 1981.

Approval of Proposal No. 4 will require the affirmative vote of a majority of the outstanding shares of common stock present or represented and voting on the proposal at the annual meeting. Each proxy received by the Proxy Holders will be voted “FOR” the ratification of the appointment of Ernst & Young LLP, unless the stockholder provides other instructions.

Ernst & Young LLP’s audit services for the Company during fiscal year 2011 included examining Lam’s consolidated financial statements and its system of internal control over financial reporting, including review of the Company’s convertible debt financing and share repurchase transactions, as well as providing services related to Lam’s filings with the SEC and other regulatory bodies. Audit-related services during fiscal year 2011 related primarily to review of the Company’s IT system changes and consultations concerning financial accounting and reporting standards that are not part of the performance of the audit or review of the financial statements.

Our audit committee meets periodically with Ernst & Young LLP to review both audit and non-audit services performed by Ernst & Young LLP, as well as the fees charged for those services. Among other things, the committee examines the effect that the performance of non-audit services, if any, may have upon the independence of the independent registered public accounting firm. All professional services provided by Ernst & Young LLP, including non-audit services, if any, are subject to approval by the audit committee in accordance with applicable securities laws, rules, and regulations. For more information, see the “Audit Committee Report” and the “Relationship with Independent Registered Public Accounting Firm” sections elsewhere in this proxy statement.

A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

AUDIT COMMITTEE REPORT

The Company’s management, audit committee and independent registered public accounting firm (Ernst & Young LLP) have specific but different responsibilities relating to Lam’s financial reporting. Lam’s management is responsible for the financial statements and for the system of internal control and the financial reporting process. Ernst & Young LLP has the responsibility to express an opinion on the financial statements and the system of internal control over financial reporting, based on the audit they conducted in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). The audit committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2011, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements with Company management

•	Discussed with Ernst & Young LLP the matters required to be discussed by Rule AU380 of the Public Company Accounting Oversight Board (“PCAOB”), “Communication with Audit Committees”

•

Reviewed the written disclosures and the letter from Ernst & Young LLP, required by Rule 3526 of the PCAOB, “Communication with Audit Committees Concerning Independence,” and discussed with Ernst & Young LLP its independence

•

Based on the foregoing reviews and discussions, recommended to the board of directors that the audited financial statements be included in the Company’s 2011 Annual Report on Form 10-K for the fiscal year ended June 26, 2011 for filing with the SEC

This Audit Committee Report shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The report shall not be deemed soliciting material.

AUDIT COMMITTEE

David G. Arscott

Eric K. Brandt

Catherine P. Lego (Chair)

Kim E. Perdikou

RELATIONSHIP WITH

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has audited the Company’s consolidated financial statements since the Company’s inception.

Fees Billed by Ernst & Young LLP

The table below shows the fees billed by Ernst & Young LLP for audit and other services provided to the Company in fiscal years 2011 and 2010.

Services / Type of Fee	Fiscal Year 2011	Fiscal Year 2010
Audit Fees (1)	$2,854,146	$2,266,000
Audit-Related Fees (2)	145,880	84,500
Tax Fees	—	—
All Other Fees (3)	1,995	—

TOTAL	$3,002,021	$2,350,500

(1)

Audit fees represent fees for professional services provided in connection with the audits of annual financial statements, including review of the Company’s convertible debt financing and share repurchase transactions, reviews of quarterly financial statements, and audit services related to other statutory or regulatory filings or engagements. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

(2)

Audit-related fees consist of assurance and related services that are reasonably related to the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” For fiscal year 2011, these fees related primarily to review of the Company’s IT system changes and consultations concerning financial accounting and reporting standards that are not part of the performance of the audit or review of the financial statements. For fiscal year 2010, these fees related primarily to audit review of international tax structures, review of correspondence with the SEC, implementation of new accounting pronouncements, and consultations concerning financial accounting and reporting standards that are not part of the performance of the audit or review of the financial statements.

(3)	Other fees represent subscription fees to Ernst & Young LLP’s accounting research service.

The audit committee reviewed summaries of the services provided by Ernst & Young LLP and the related fees during fiscal year 2011 and has determined that the provision of non-audit services was compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent registered public accounting firm. The audit committee approved 100% of the services and related fee amounts for services provided by Ernst & Young LLP during fiscal year 2011.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

It is the responsibility of the audit committee to approve, in accordance with Sections 10A(h) and (i) of the Exchange Act and the rules and regulations of the SEC, all professional services, to be provided to the Company by its Independent Registered Public Accounting Firm, provided that the audit committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption.

It is the policy of the Company that the audit committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, consistent with the criteria set forth in the Audit Committee Charter and applicable laws and regulations. The committee has delegated to the chair of the committee the authority to pre-approve such services, provided that the chair shall report any decisions to pre-approve such services to the full audit committee at its next regular meeting. These services may include audit services, audit-related services, tax services, and other services. The Company’s independent registered public accounting firm and Company management are required to periodically report to the audit committee regarding the extent of services provided by the Company’s independent registered public accounting firm pursuant to any such pre-approval.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

No family relationships exist or existed during fiscal year 2011 among any of the Company’s directors and executive officers. No related-party transactions occurred during fiscal year 2011.

OTHER MATTERS

We are not aware of any other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, the Proxy Holders intend to vote the shares they represent as the board of directors may recommend or, if the board does not make a recommendation, as the Proxy Holders decide in their reasonable judgment.

It is important that your stock holdings be represented at the meeting, regardless of the number of shares you hold. We urge you to complete and return the accompanying proxy card in the enclosed envelope, or vote your shares by telephone or internet, as described in the materials accompanying this proxy statement.

By Order of the Board of Directors,

/s/ George M. Schisler, Jr.
George M. Schisler, Jr.
Secretary

Fremont, California

Dated: September 19, 2011

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All Withhold All For All Except

☐ ☐ ☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 James W. Bagley 02 Robert M. Berdahl 03 Eric K. Brandt 04 Michael R. Cannon 05 Christine A. Heckart

06 Grant M. Inman 07 Catherine P. Lego 08 Stephen G. Newberry 09 Kim E. Perdikou 10 Abhijit Y. Talwalkar

The Board of Directors recommends you vote FOR the following proposal:

2 Advisory vote on fiscal year 2011 executive compensation (“Say on Pay”).

For Against Abstain

☐ ☐ ☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

3 Advisory vote on the frequency of executive compensation vote.

1 year 2 years 3 years Abstain

☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR the following proposal:

4 Ratification of the appointment of independent registered public accounting firm for fiscal year 2012.

For Against Abstain

☐ ☐ ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐ (see reverse for instructions)

Please indicate if you plan to attend this meeting Yes No ☐ ☐

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) in this card. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. For a Corporation, an authorized officer must sign. For a partnership, an authorized person must sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAM RESEARCH CORPORATION

IN CONJUNCTION WITH THE ANNUAL MEETING TO BE HELD ON NOVEMBER 3, 2011

The undersigned stockholder of LAM RESEARCH CORPORATION, a Delaware corporation (the “Company”), hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 19, 2011, and the 2011 Annual Report to Stockholders; (b) appoints Stephen G. Newberry and George M. Schisler, Jr., or either of them, proxy holders and attorneys-in-fact, each with full power to designate substitutes, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of LAM RESEARCH CORPORATION (and any adjournment(s) or postponement(s) of the Meeting) to be held on November 3, 2011 at 11:00 a.m., Pacific Standard Time, at the principal executive offices of the Company located at 4650 Cushing Parkway, Fremont, California 94538, and (c) authorizes the proxy holders to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present at the Meeting, on the matters set forth on the reverse side and, in their discretion, on any other matter(s) that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting.

This proxy will be voted as directed. If no contrary direction is indicated, the proxy will be voted for the election of the director nominees, for the advisory vote on fiscal year 2011 executive compensation (“Say on Pay”), for 1 year frequency on the advisory vote on the frequency of executive compensation vote, and for the proposal to ratify the appointment of independent registered public accounting firm for fiscal year 2012, and as the proxy holders deem advisable, on any other matter(s) that may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side